UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020

Notice of Annual Meeting of Stockholders

Hexcel Corporation Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 1, 2020

The Annual Meeting of Stockholders of Hexcel Corporation will be held on June 1, 2020 at 10:30 a.m. eastern daylight time for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the company’s 2019 executive compensation;

3.	To vote on a proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

As part of our precautions regarding the recent pandemic of the novel strain of coronavirus (COVID-19), this year’s meeting will be a “virtual meeting” of stockholders. You will be able to attend the meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HXL2020. To participate in the annual meeting, you will need the 16-digit number that is printed in the box marked by an arrow included in the Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction card mailed to you. Online check-in will begin at 10:00 a.m. eastern daylight time. Please allow time for the online check-in procedures. We currently intend to resume holding in-person meetings for our 2021 Annual Meeting of Stockholders and thereafter, assuming normal circumstances.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the cost of our meeting, and conserves natural resources. On or about April 21, 2020, we will mail to our stockholders (other than those who previously requested electronic or a printed copy of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote online. Such notice is not a proxy card and cannot be used to vote your shares. The notice will also include instructions on how you can receive a paper copy of the proxy materials.

The Board of Directors has fixed the close of business on April 15, 2020, as the record date for determination of the stockholders entitled to vote at the meeting or any adjournments or postponements thereof.

By order of the Board of Directors

Gail E. Lehman

Executive Vice President, General Counsel and Secretary

Dated: April 21, 2020

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE BY PROXY BY CASTING YOUR VOTE THROUGH THE INTERNET, BY TELEPHONE, OR BY MAIL EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE.

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2020

The proxy statement, annual report to stockholders and related materials are available at www.proxyvote.com.

This proxy statement is furnished to the holders of common stock of Hexcel Corporation (“Hexcel” or the “company”) in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the “board of directors” or the “board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements thereof, to be held on June 1, 2020 (the “Annual Meeting”). The proxy materials, including this proxy statement, our annual report to stockholders, and form of proxy card, or the Notice of Internet Availability of Proxy Materials, are first being distributed or made available to stockholders on or about April 21, 2020.

HEXCEL CORPORATION | 2020 Proxy Statement

2020 PROXY STATEMENT SUMMARY

This summary highlights selected information contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

The Meeting

TO BE HELD ON:	June 1, 2020

TIME:	10:30 a.m., eastern daylight time

VIRTUAL ANNUAL MEETING SITE:	www.virtualshareholdermeeting.com/HXL2020

RECORD DATE:	You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on April 15, 2020. As of that date, 83,490,766 shares of common stock were issued and outstanding. The holders of 41,745,384 shares will constitute a quorum at the Annual Meeting.

Proposals and Board Recommendations

Proposal No.	Proposal	Board Recommendation	See Page
1	Elect eight directors	FOR all nominees	1
2	Approve, on an advisory, non-binding basis, 2019 executive compensation	FOR	55
3	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2020	FOR	59

HEXCEL CORPORATION | 2020 Proxy Statement	i

2020 PROXY STATEMENT SUMMARY

Company Highlights

Fiscal 2019 Performance

Our sales were $2.356 billion in 2019, an increase of 8% compared to 2018.

Our diluted net income per common share was $3.57 in 2019, compared to $3.11 in 2018.

Our adjusted diluted earnings per share was $3.54 for 2019, as compared to $3.05 in 2018. Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of adjusted diluted earnings per share to diluted earnings per share calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our net cash provided by operating activities was $491.1 million in 2019, compared to $421.4 million in 2018. Free cash flow, a non-GAAP financial measure, was $287.0 million in 2019, compared to $237.3 million in 2018. Free cash flow equals our net cash provided by operating activities minus capital expenditures, which were $204.1 million in 2019 and $184.1 million in 2018.

Corporate Governance Practices

We believe that our corporate governance practices generally reflect best practices consistent with Hexcel’s and our stockholders’ interests.

Seven of eight director nominees are independent

Average age of director nominees is 61

Gender diversity reflected in the composition of the board

Diversity of director experience, including in business background, technological acumen and tenure, reflected in the composition of the board

Mandatory retirement age of 70 for directors

Annual elections for all directors

Independent lead director empowered with broad responsibilities and governance duties

Majority voting in uncontested elections of directors

One class of stock with equal voting rights

Comprehensive enterprise risk, succession and business strategy oversight
Regular executive sessions of the independent directors

Annual board and board committee self-evaluations, and peer review of individual directors every other year

Policies prohibiting hedging and pledging Hexcel stock by directors

Robust stock ownership guidelines for directors

Executive Compensation

Our compensation philosophy is to deliver pay for performance, and we follow a number of compensation practices designed to provide a level of performance that creates sustainable value for our stockholders.

Annual say-on-pay stockholder vote

Emphasis on performance-based compensation

83% of target CEO pay in 2019 was variable and at risk

Non-guaranteed performance-based annual cash bonuses

Challenging performance targets under annual cash bonus plan and long-term stock-based compensation plan based on return on invested capital and relative earnings per share growth targets

Multi-year vesting periods for annual stock awards

Limit on maximum incentive payouts

No excise tax gross-up under severance agreements (subsequent to 2013) or under our Executive Severance Policy

No repricing of any stock options without stockholder approval

Clawback policy that applies to executive officer incentive-based compensation

Policies prohibiting hedging and pledging Hexcel stock by executive officers

Robust stock ownership guidelines for executive officers

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QUESTIONS AND ANSWERS

Why is Hexcel holding the Annual Meeting virtually this year?

We will be hosting the Annual Meeting live via the Internet, due to an abundance of caution related to the coronavirus disease (“COVID-19”) pandemic. We currently intend to resume holding in-person meetings for our 2021 Annual Meeting of Stockholders and thereafter, assuming normal circumstances.

What is required in order to attend the Annual Meeting?

A summary of the information you need to attend the Annual Meeting online is provided below:

Any stockholder on the record date can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HXL2020

Webcast starts at 10:30 a.m., eastern daylight time

Online check-in will begin at 10:00 a.m., eastern daylight time

Please have the 16-digit number printed in the box marked by an arrow included in the Notice, the proxy card or the voting instruction card mailed to you to access the Annual Meeting

Stockholders may vote and submit questions while attending the Annual Meeting on the Internet

Webcast replay of the Annual Meeting will be available on June 2, 2020 until July 1, 2020 on our Investor Relations website

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page. Technical support will be available starting at 10:00 a.m., eastern daylight time, on June 1, 2020.

Can I ask questions at the Annual Meeting?

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/HXL2020,

entering the 16-digit number printed in the box marked by an arrow included in the Notice, the proxy card or the voting instruction card mailed to you, typing your question in the “Ask a Question” box in the Annual Meeting portal, and clicking submit. You may also submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number.

We ask that you limit your remarks to a brief question that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Stockholders will be limited to one question each unless time otherwise permits. Questions will be addressed in the Q&A portion of the Annual Meeting, and we may also respond to questions on an individual basis or by posting answers on our Investor Relations website after the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

You will be eligible to vote your shares of common stock at the Annual Meeting if you were a holder of our common stock at the close of business on April 15, 2020, the record date. Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered the stockholder of record or a “record holder” with respect to those shares, and you may vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of

HEXCEL CORPORATION | 2020 Proxy Statement	iii

2020 PROXY STATEMENT SUMMARY

the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee is responsible for providing you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a paper copy of the proxy materials?

This year, we are taking advantage of the Securities and Exchange Commission’s (the “SEC”) rules that allow us to furnish our proxy materials over the Internet instead of mailing a printed copy to each stockholder of record. If you receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described in this proxy statement. Instead, the Notice will instruct you as to how you may access and review the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the Notice.

On or about April 21, 2020, we mailed the Notice to our stockholders (other than those who previously requested electronic or a printed copy of our proxy materials). The proxy statement and the form of proxy relating to the Annual Meeting will be made available to our stockholders on the date that the Notice is first sent.

Using this method of delivery contributes to our sustainability efforts, expedites receipt of proxy materials by our stockholders and reduces the cost of producing and mailing the full set of proxy materials.

How do I vote?

The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a record holder (that is, in your own name) or as a beneficial owner (that is, through a nominee, such as a broker or bank). You may also hold shares as a participant in one of our employee savings plans.

Voting by record holders

If you are a record holder, and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You also may vote prior to the Annual Meeting via the Internet, in the manner described on the proxy card or the Notice, or via telephone, in the manner described on the proxy card.

Finally, you may attend the Annual Meeting and vote online during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HXL2020 and entering the 16-digit number that is printed in the box marked by an arrow included in the Notice, the proxy card or the voting instruction card mailed to you. Please have your 16-digit number in hand when you access the website and then follow the instructions. Online check-in will begin at 10:00 a.m., eastern daylight time. Please allow time for the online check-in procedures. Even if you plan to virtually attend the Annual Meeting, we recommend that you vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by beneficial holders

If you are a beneficial owner, you should receive separate instructions from your broker, bank or other nominee describing how to vote.

Voting by participants in an employee savings plan

If you hold shares through our Employee Stock Purchase Plan or our 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) savings plan, all shares of common stock for which the trustee has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. With respect to our Employee Stock Purchase Plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes, and those shares will not be voted by the custodian.

Our distribution agent, Broadridge Financial Solutions, Inc. provides proxy materials to participants in these plans on behalf of the custodian or trustee. If you are a plan participant and also a record holder, Broadridge may combine the shares registered directly in your name and the shares credited to your applicable plan account onto one proxy card. If Broadridge does not combine your shares, you will receive more than one Notice or set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee. To allow sufficient time for voting

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2020 PROXY STATEMENT SUMMARY

by your custodian or trustee, your voting instructions must be received by 10:30 a.m., eastern daylight time, on May 27, 2020.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If your shares are held in more than one account, you will receive a Notice, a proxy card or a voting instruction form for each account. To ensure that all of your shares are voted, please follow the voting submission instructions you receive for each account.

How does the board of directors recommend that I vote?

The board recommends that you vote:

FOR the election of the eight director nominees;

FOR the approval, on an advisory, non-binding basis, of the company’s 2019 executive compensation; and

FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020.

What if I return my proxy card or otherwise vote, but do not vote for all of the proposals?

All properly voted shares that we receive prior to the deadlines described herein will be voted at the Annual Meeting. The persons designated on the proxy card as “proxies” (the “proxy holders”) will vote all shares covered by the proxy in accordance with your instructions. If no instructions are given, the proxy holders will vote the shares in accordance with the board’s recommendations.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares in their discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the board may reduce the number of directors to be elected or substitute another person as nominee, in which case the proxy holders will vote for the substitute nominee.

What is a “broker non-vote”?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers are not permitted to vote on the election of directors or the advisory vote on the compensation of our named executive officers; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters.

How do I revoke a proxy?

If you are a record holder and have provided a proxy, you may revoke it at any time prior to the Annual Meeting by:

FOR giving written notice of revocation to our Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com, with a later date than the date of any proxy you previously provided, so long as the revocation is received by our Corporate Secretary prior to the Annual Meeting;

FOR submitting a new, properly completed, subsequently dated proxy (whether by proxy card, online, or telephone), so long as it is received prior to the applicable voting deadline described in the Notice or proxy card; or

FOR joining the Annual Meeting and voting online during the meeting.

If you are a beneficial owner, you should contact your broker, bank, or other nominee for instructions on how to revoke your proxy or change your vote. If you are an employee stockholder who holds shares through one of our benefit plans, you should contact the trustee or custodian for instructions on how to revoke your proxy or change your vote.

What are the quorum and vote requirements?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will exist if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present at the virtual annual meeting online or by proxy at the Annual Meeting. As of the record date, April 15, 2020, 83,490,766 shares of common stock were issued and outstanding. The holders of 41,745,384 shares will constitute a quorum at the Annual Meeting.

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2020 PROXY STATEMENT SUMMARY

The following table indicates the vote required for approval of each matter to be presented to the stockholders at the Annual Meeting and the effect of abstentions and broker non-votes.

	Required Vote	Effect of Abstentions and Broker Non-Votes
Proposal 1 — Elect eight directors	Number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee.	Abstentions and broker non-votes will have no effect on the voting for this matter.
Proposal 2 — Approve, on an advisory, non-binding basis, 2019 executive compensation	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” Broker non-votes will have no effect on the voting for this matter.
Proposal 3 — Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2020	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote.	Abstentions will have the effect of a vote “against.” There should be no broker non-votes since brokers are permitted to vote on this proposal, even if they have not received voting instructions from the beneficial owners.

How may the company solicit my proxy?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee of approximately $15,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, by telephone or by other forms of electronic communication, without additional compensation. We will reimburse brokers, banks and other nominees who hold shares of common stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

How will the votes at the Annual Meeting be tabulated?

At the Annual Meeting, Broadridge will tabulate all votes cast online during the Annual Meeting or by proxy. Its officers or employees will serve as inspectors of election.

Where will I find the voting results on the proposals presented at the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K that we will file with the SEC, within four business days following the Annual Meeting.

How may I obtain a copy of the Annual Report and proxy materials?

We will provide by mail or by email, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019 (not including exhibits and documents incorporated by reference), this proxy statement, and the Annual Report and proxy materials for future Annual Meetings (once available) at your request. Please direct all requests to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com. These materials also are available, free of charge, on our website at www.hexcel.com. Requests for materials relating to the Annual Meeting must be made by May 18, 2020 to facilitate timely delivery.

Several stockholders live at my address. Why did we receive only one copy of the Notice or one set of proxy materials?

We typically deliver only one copy of the Notice or one set of the proxy materials to multiple stockholders at the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered. Record holders who wish to receive a separate copy of the Notice or proxy materials in the future, or record holders sharing an address who wish to receive a single copy of the Notice or proxy materials in the future, should notify our company’s Corporate Secretary at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, by email to CorporateSecretary@hexcel.com, or by telephone at (203) 969-0666. Beneficial owners who have the same address and wish to receive a separate copy of the Notice or proxy materials in the future should contact their broker, bank, or other nominee.

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PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, eight directors will be elected to hold office until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

Majority Voting Standard for Election of Directors

Our Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, which will apply to the election of directors at the Annual Meeting, a director nominee will be elected only if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the vote. If a nominee who currently is serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board. However, each incumbent director nominee standing for re-election must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for re-election and the board’s acceptance of the resignation, which the board, in its discretion, may reject if it deems such rejection to be in the best interest of the company.

Prior to the board’s determination to accept or reject the resignation, the nominating and corporate governance committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. The board must take action on the committee’s recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board’s determination is not permitted to participate in the deliberations or votes of the committee or the board regarding the acceptance of the resignation.

In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected, which is not the case with respect to the election of directors at the Annual Meeting), a plurality voting standard will apply.

HEXCEL CORPORATION | 2020 Proxy Statement	1

PROPOSAL 1—Election of Directors

Information Regarding the Directors

All but one of our current directors, Lynn Brubaker, who indicated to the board that she wishes to retire, have been nominated for re-election to the board. Effective as of the date of the Annual Meeting, the number of directors will be reduced to eight. The nominating and corporate governance committee considered the following attributes in connection with its determination that our current directors should continue to serve on our board: familiarity with large-scale operations; industry expertise and professional relationships; the ability to utilize past experience in management, finance, technology, operations, and other areas to address issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors, the committee also considered the respective attributes with respect to each nominee that are listed below that nominee’s biographical information:

NICK L. STANAGE

Chairman, Chief Executive Officer and President

Hexcel Corporation

Age: 61

Director Since: 2013

Mr. Stanage became a director and our Chief Executive Officer and President on August 1, 2013, and also became our Chairman of the Board on January 1, 2014. He has served as our President since November 2009. Mr. Stanage served as our Chief Operating Officer from May 2012 until assuming the Chief Executive Officer position. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group (including both Commercial Vehicle Products and Off Highway Products) at Dana Holding Corporation from December 2005 to October 2009, and served as Vice President and General Manager of the Commercial Vehicle Group at Dana from August 2005 to December 2005. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.). Among the positions held by Mr. Stanage at Honeywell were Vice President Integrated Supply Chain and Technology for the Consumer Products Group from 2003 to January 2005, and Vice President and General Manager of the Aerospace Group’s Engine Systems and Accessories Division from January 2005 to August 2005. Mr. Stanage began his career as a design engineer with Clark Equipment Company. Mr. Stanage also serves on the board of directors of TriMas Corporation, as well as on the audit, compensation, and corporate governance and nominating committees of TriMas.

Key Attributes, Experience and Skills:

Mr. Stanage has developed an in-depth understanding of the company’s business operations, growth opportunities and challenges, as well as its customer and product base during his over ten-year tenure with Hexcel. His over 20 years of management and operations experience at Dana and Honeywell provide him with substantial expertise in the management, strategy, financial and operational requirements of a global manufacturing company.

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PROPOSAL 1—Election of Directors

JOEL S. BECKMAN

Retired Managing Partner

Greenbriar Equity Group LLC

Age: 64

Director Since: 2003

Current Committees/Committees Upon Re-election: Nominating and Corporate Governance

Mr. Beckman is a retired Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is on the board of a number of private companies, and is active in various civic organizations.

Key Attributes, Experience and Skills:

Mr. Beckman brings to his role on the board over 30 years’ experience as an investment banker and an investor in transportation (including aerospace) companies. His experience in the transportation sector, together with his extensive experience in private equity, renders him well-qualified to serve on our board, and has made him a key contributor to the board’s consideration of refinancing and capital structure matters.

JEFFREY C. CAMPBELL

Executive Vice President and Chief Financial Officer

American Express Company

Age: 59

Director Since: 2003 (Lead Director)

Current Committees/Committees Upon Re-election: Audit (Chair), Nominating and Corporate Governance

Mr. Campbell has served as Executive Vice President and Chief Financial Officer of the American Express Company, a global services company, since August 2013. From January 2004 to June 2013, he served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp., the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President at American Airlines from 1998 to June 2002 and held various management positions of American Airlines from 1990 to 1998. Earlier in his career, Mr. Campbell worked as a certified public accountant with Deloitte, Haskins & Sells from 1986 to 1988. Mr. Campbell has been a director of Aon plc since March 2018, and is a member of its audit committee and its organization and compensation committee.

Key Attributes, Experience and Skills:

Mr. Campbell’s extensive experience in finance and accounting, including his current role as Chief Financial Officer of American Express, and his prior role as Chief Financial Officer of McKesson, as well as over 13 years in executive and management positions in the commercial aviation industry, enable him to provide significant financial expertise to the board, particularly in areas such as compliance, risk management, financing, investor relations and systems solutions, and renders him well-qualified to serve as chair of the audit committee, a position he has held since May 2008. As the Chief Financial Officer of American Express, Mr. Campbell has gained extensive experience with sustainability strategy, which is a further resource to the board and management. Mr. Campbell’s proven management expertise and tenure on the board led to his appointment as lead director in July 2018. His acumen and global financial expertise make him a unique and valuable advisor to Hexcel management.

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PROPOSAL 1—Election of Directors

CYNTHIA M. EGNOTOVICH

Retired President, Aerospace Systems Customer Service

United Technologies Corporation

Age: 63

Director Since: 2015

Current Committees: Audit, Compensation

Committees Upon Re-election: Audit, Nominating and Corporate Governance (Chair)

Ms. Egnotovich served as President, Aerospace Systems Customer Service of United Technologies Corporation (“UTC”) from July 2012 to November 2013. Previously, Ms. Egnotovich served as Segment President, Nacelles and Interior Systems for Goodrich Corporation (which was acquired by UTC in July 2012) from 2007 to 2012. Ms. Egnotovich joined Goodrich in 1986 and held leadership roles of increasing significance, including Segment President of Engine Systems, Segment President of Electronic Systems and Segment President of Engine & Safety Systems. Ms. Egnotovich served as a director of The Manitowoc Company from 2008 to 2016, where she was a member of its audit committee and served as the chair of its compensation committee. In February 2016, she became a director and chairperson of the board of The Manitowoc Food Service Company, a spinoff of The Manitowoc Company, subsequently renamed Welbilt, Inc. Ms. Egnotovich continues to be the chairperson of Welbilt’s board and also serves as chair of its governance committee.

Key Attributes, Experience and Skills:

Ms. Egnotovich brings to the Hexcel board almost 30 years of experience in the aerospace industry, much of which involved senior leadership roles. Ms. Egnotovich has significant experience overseeing and assessing the performance of companies, as well as their accountants, which makes her well suited to serve on our audit committee. In addition, Ms. Egnotovich provides to the board a useful manufacturing perspective, based on her experience as a director of a publicly traded manufacturing company outside of the aerospace industry. Ms. Egnotovich’s industry expertise, as well as her public company board experience, make her well suited to chair our nominating and corporate governance committee, a position she will hold if reelected at the Annual Meeting.

THOMAS A. GENDRON

Chairman, Chief Executive Officer and President

Woodward, Inc.

Age: 59

Director Since: 2010

Current Committees: None

Committees Upon Re-election: Compensation

Mr. Gendron has been Chairman, Chief Executive Officer and President of Woodward, Inc. (“Woodward”), a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets, since 2007. He previously served Woodward as President and Chief Executive Officer from 2005 to 2007 and as President and Chief Operating Officer from 2002 to 2005. Prior to becoming President of Woodward, Mr. Gendron served in a variety of other management positions at Woodward.

Key Attributes, Experience and Skills:

Mr. Gendron’s experience as Chief Executive Officer and President of Woodward includes extensive operations and marketing experience in the aerospace and wind power industries, by virtue of Woodward’s global aircraft and wind turbine controls business. Mr. Gendron’s experience enables him to provide valuable insights regarding the aerospace and wind power industries, including marketing strategies. In addition, Mr. Gendron’s significant manufacturing management experience enables him to provide useful observations regarding our manufacturing operations.

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PROPOSAL 1—Election of Directors

JEFFREY A. GRAVES

Chief Executive Officer and President

MTS Systems Corporation

Age: 58

Director Since: 2007

Current Committees: Compensation

Committees Upon Re-election: Compensation, Nominating and Corporate Governance

Since May 2012, Dr. Graves has served as Chief Executive Officer, President and a director of MTS Systems Corporation, a leading global supplier of test systems and sensors. From 2005 until May 2012, Dr. Graves served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005, he was employed by Kemet Corporation as Chief Executive Officer (2003-2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001, Dr. Graves was employed by the General Electric Company, holding a variety of management positions in GE’s Power Systems division from 1996 to 2001, and in GE’s Corporate Research and Development Center from 1994 to 1996. Earlier, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Since 2017, he has been a member of the board of directors of FARO Technologies, Inc. and serves on its audit, compensation and governance and nominating committees. He was a member of the board of directors of C&D Technologies, Inc. from 2005 until 2012, and Teleflex Incorporated from 2007 until 2017. He holds a PhD in Materials Science and has extensive prior involvement in materials development and application processes for airframe, propulsion systems and energy fields.

Key Attributes, Experience and Skills:

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives on manufacturing, engineering, operations and finance matters. Dr. Graves provides valuable insights with respect to our global marketing efforts and strategic initiatives as a result of his significant experience with respect to international market development, particularly in China and India. Moreover, Dr. Graves’ PhD in Materials Science, with extensive experience in aerospace airframes and propulsion, together with his research and development experience, enables him to make significant contributions to the board’s assessment of our research and technology programs and information technology. In particular, he participates in our annual research and technology strategy meeting and provides an assessment to the board on the strategic direction of our product and technology development. Finally, his experience in energy storage facilitates robust discussion by the board on new market opportunities with alternative energy.

While Dr. Graves is not overboarded under the company’s corporate governance guidelines, the nominating and corporate governance committee and the board have considered that Dr. Graves may be deemed to be overboarded under the voting guidelines of Glass Lewis and certain of our institutional investors. We have engaged in discussions with our investors regarding this issue and take investor concerns very seriously. After weighing the value of Dr. Graves to the board, in particular his materials science research and development expertise, and his contributions and commitment to the board confirmed by the most recent peer evaluation completed in 2019, we determined that it would be in the best interests of the company and its stakeholders to nominate Dr. Graves for re-election at the Annual Meeting.

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PROPOSAL 1—Election of Directors

GUY C. HACHEY

Retired President and Chief Operating Officer

Bombardier Aerospace, Inc.

Age: 64

Director Since: 2014

Current Committees/Committees Upon Re-election: Compensation (Chair)

From May 2008 to July 2014, Mr. Hachey served as President and Chief Operating Officer of Bombardier Aerospace, Inc. Prior to joining Bombardier in 2008, Mr. Hachey held numerous roles with Delphi Corporation, including the combined positions of Vice President, Delphi Corporation and President, Delphi Europe, Middle East and Africa, as well as Executive Champion for Delphi’s global manufacturing operations. Mr. Hachey began his career in 1978 with General Motors Corporation, where he held manufacturing and engineering leadership positions in Canada and the U.S. Since January 2019, Mr. Hachey has been a member of the board of directors of Meggitt PLC, a British company whose shares are listed on the London Stock Exchange, and is a member of its audit, remuneration and nominations committees.

Key Attributes, Experience and Skills:

Mr. Hachey’s six years’ experience as the President and Chief Operating Officer of a major aircraft manufacturer enables him to provide valuable insights with regard to Hexcel’s aerospace product offerings throughout the world. In addition, Mr. Hachey’s significant experience in overseeing global automotive manufacturing businesses enables him to provide valuable perspectives regarding our manufacturing operations and industrial markets. In addition, his experience in evaluating compensation programs as the President and Chief Operating Officer of Bombardier and a member of our compensation committee since 2014 enables him to serve effectively as chair of our compensation committee, a position he has held since February 2020.

CATHERINE A. SUEVER

Executive Vice President – Finance and Administration and Chief Financial Officer

Parker Hannifin Corporation

Age: 61

Director Since: 2018

Current Committees/Committees Upon Re-election: Audit

Ms. Suever has served as Executive Vice President—Finance and Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading worldwide manufacturer of motion and control technologies and systems, since April 2017. Ms. Suever joined Parker Hannifin in 1987 and has held roles of increasing responsibility, including Vice President and Corporate Controller from 2010-2017; Vice President and Controller, Climate & Industrial Controls Group from 2008-2010; Assistant Treasurer in 2007; and Director, Finance and Investor Relations Support in 2006. She has also served Parker Hannifin as Manager of External Reporting and as a Division Controller and Business Unit Manager for its Gas Turbine Fuel Systems Division. Ms. Suever serves on the Board of Trustees for the National Multiple Sclerosis Society’s Ohio Buckeye Chapter. She is also a member of the CFO Council of the Manufacturers Alliance for Productivity & Innovation (MAPI), the American Institute of Certified Public Accountants (AICPA), and Financial Executives International (FEI).

Key Attributes, Experience and Skills:

Ms. Suever’s extensive experience in finance and accounting enables her to contribute significant financial acumen to the board and provide expertise and advice in compliance, risk management and finance, including in her capacity as a member of the audit committee. Moreover, her investor relations experience enables her to provide valuable perspectives regarding communications with the investor community.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 1—Election of Directors

Independence of Directors

Our board has affirmatively determined that each member of our board of directors is independent within the meaning of the listing standards of the NYSE other than Mr. Stanage, our Chairman of the Board, Chief Executive Officer and President. In addition, the board has determined that the members of the audit committee, compensation committee and nominating and corporate governance committee are, and were during the year ended December 31, 2019, independent within the meaning of the NYSE listing standards, and that members of the audit and compensation committees currently meet and, during the year ended December 31, 2019 met, the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its independence determinations, the board considered the following: Ms. Brubaker and Dr. Graves are both non-employee directors of a company that is our supplier; Mr. Campbell is a non-employee director of a company that provides consulting services to us; and Mr. Hachey is a non-employee director of a company that is both a customer and a supplier of ours. After considering, among other things, our sales to each company that is a customer as a percentage of our total sales, our purchases of goods or services from each company that is a supplier or service provider as a percentage of such company’s total sales (or projected sales for 2019), and the fact that Ms. Brubaker, Mr. Campbell, Dr. Graves and Mr. Hachey are not employed by the companies referenced above, the board concluded that our relationships with these companies do not impair Ms. Brubaker’s, Dr. Graves’, Mr. Campbell’s or Mr. Hachey’s independence. In making the independence determination with respect to Dr. Graves and Ms. Suever, the board considered that they are executive officers of companies that are either a supplier or a customer of Hexcel. After considering, among other things, the de minimis amount of the transactions with these companies, the board concluded that our relationships with these companies do not impair Dr. Graves’ or Ms. Suever’s independence.

On January 12, 2020, we announced that we had entered into an agreement and plan of merger (the “Merger Agreement”) with Woodward and Genesis Merger Sub, Inc., a wholly owned subsidiary of Woodward (“Merger Sub”), which provided that, upon the terms and subject to the conditions set forth therein, Merger Sub would merge with and into Hexcel, with Hexcel surviving the merger as a wholly owned subsidiary of Woodward (the “Merger”). Mr. Gendron, the current Chairman of the Board, Chief Executive Officer and President of Woodward, is a member of our board of directors. In February 2020, during our annual review of the independence of our directors, the board determined that the execution of the Merger Agreement created a material relationship between Mr. Gendron and the company, and that Mr. Gendron could not be considered independent while the Merger was pending. As a result, Mr. Gendron was removed from the compensation committee. On April 5, 2020, Hexcel and Woodward entered into an agreement to terminate the Merger Agreement (the “Termination Agreement”). In light of the termination of the Merger, and the limited continuing obligations between Hexcel and Woodward, on April 16, 2020, the board determined that Mr. Gendron meets the independence requirements of the NYSE listing standards.

Meetings and Standing Committees of the Board of Directors

General

During 2019, there were seven meetings of the board, and 18 meetings in the aggregate of the four standing committees of the board. Each of the incumbent directors who served on the board and its committees during 2019 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2019, except for Mr. Gendron who, due to his recusal in connection with the potential Merger with Woodward, attended 67% of the aggregate board meetings and applicable committee meetings, but attended all of the board and committee meetings for which he was not recused. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders, pursuant to the company’s corporate governance guidelines. Each of the incumbent directors attended the last annual meeting of stockholders.

During 2019, the board had the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Effective January 1, 2020, our board of directors eliminated the finance committee and shifted its delegated duties back to the board of directors. Each of the remaining three standing committees operates under a charter which is reviewed at least annually by the relevant committee and approved by the board. The charter for each committee requires that all members be independent as required by NYSE listing standards. Our board has also adopted corporate

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PROPOSAL 1—Election of Directors

governance guidelines. All committee charters and the corporate governance guidelines are available through the Investor Relations page of our website, www.hexcel.com, under “Governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com.

The following table provides information regarding the membership of each board committee as of December 31, 2019 and the number of meetings held during fiscal year 2019:

Nominating and
Name	Audit	Compensation	Corporate Governance	Finance
Joel S. Beckman			■	Chair
Lynn Brubaker	■		Chair
Jeffrey C. Campbell	Chair		■
Cynthia M. Egnotovich	■
Thomas A. Gendron		Chair		■
Jeffrey A. Graves		■		■
Guy C. Hachey		■
Catherine A. Suever	■
Number of Meetings	8	6	2	2
Actions by Written Consent	—	1	1	4

In connection with the board’s determination in February 2020 that Mr. Gendron was no longer independent, he was removed as a member and the Chair of the compensation committee, and the board appointed Cynthia M. Egnotovich as a member and Guy C. Hachey as the Chair of the compensation committee. The following table provides information regarding the current membership of each standing board committee as of the date of this proxy statement:

Nominating and
Name	Audit	Compensation	Corporate Governance
Joel S. Beckman			■
Lynn Brubaker	■		Chair
Jeffrey C. Campbell	Chair		■
Cynthia M. Egnotovich	■	■
Jeffrey A. Graves		■
Guy C. Hachey		Chair
Catherine A. Suever	■

Assuming re-election of the following directors at the Annual Meeting, the membership of each standing board committee will be as follows, effective June 1, 2020:

Nominating and
Name	Audit	Compensation	Corporate Governance
Joel S. Beckman			■
Jeffrey C. Campbell	Chair		■
Cynthia M. Egnotovich	■		Chair
Thomas A. Gendron		■
Jeffrey A. Graves		■	■
Guy C. Hachey		Chair
Catherine A. Suever	■

Audit Committee

The audit committee assists the board in its oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 58 of this proxy statement.

All members of our audit committee meet the financial literacy requirements of the NYSE. In addition, our board has determined that Jeffrey C. Campbell and Catherine A. Suever are each an “audit committee financial expert” under SEC rules.

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PROPOSAL 1—Election of Directors

The audit committee has adopted procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters by employees, stockholders or other persons. Any person with such a complaint should report it to the board as set forth under “Contacting the Board” on page 12. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The nominating and corporate governance committee evaluates the board’s and each committee’s performance at least annually. In addition, the nominating and corporate governance committee, in collaboration with the lead director, conducts a peer review of individual directors every other year. The board evaluation process is more fully described on page 11 below.

Under the charter of the nominating and corporate governance committee and our corporate governance guidelines, the nominating and corporate governance committee is responsible for assessing the appropriate balance of criteria required of board members and, in considering potential director candidates, will consider, among other things, the background and qualifications of the potential director candidate, including knowledge, experience, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, potential conflicts of interest and such other factors that the nominating and corporate governance committee considers appropriate in the context of the needs or stated requirements of the board. The nominating and corporate governance committee has independent authority to select and retain a search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm’s fees and terms of engagement.

We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, as well as race, gender and national origin.

The nominating and corporate governance committee will consider director candidates recommended by stockholders, as well as by other sources, including our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate, according to the criteria set forth above. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to the Corporate Secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of our prior year’s annual meeting of stockholders. The stockholder must supply the following with his or her recommendation:

■	The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock; and

■	The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the candidate’s consent to be named as a director if selected by the committee and nominated by the board.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the candidate or the recommending stockholder. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

The nominating and corporate governance committee also periodically reviews the company’s sustainability strategy, including initiatives and policies relating to environmental stewardship, corporate social responsibility and corporate culture.

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PROPOSAL 1—Election of Directors

Compensation Committee

The compensation committee articulates our compensation policy and principles, reviews and approves our compensation programs, including director compensation, and oversees our benefit plans. In this regard, the compensation committee oversees the administration of our incentive plans and may make grants, for example, of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance-based share awards (“PSAs”) to executive officers, other key employees, directors and consultants; any such grants to Mr. Stanage are subject to the approval of our independent directors.

Additional information regarding the compensation committee, including additional detail about the policies and principles regarding our compensation program, and information concerning the compensation consultant retained by the compensation committee (including a description of services provided by the consultant), is set forth under “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

Board Leadership Structure

As stated in our corporate governance guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is appropriate for Mr. Stanage to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe we have additional board structure and oversight attributes that facilitate our maintenance of a high standard of corporate governance and effective accountability of the CEO to the board, including the following:

■	Each of the other directors on the board is independent;

■	The board has named a lead director, whose responsibilities are described below;

■	Mr. Stanage’s performance and compensation is reviewed, and his compensation is recommended, by the compensation committee, subject to approval by the independent directors as a group;

■	The independent directors meet regularly in executive sessions without management; and

■	The board regularly reviews performance, management development and succession plans for executive positions.

Our Bylaws dictate that if the Chairman of the Board is not independent, as is the case with Mr. Stanage, then the independent directors are required to designate an independent board member to serve as lead director. The independent directors have designated Mr. Campbell to serve as lead director. In addition to his authority to call a meeting of the independent directors, Mr. Campbell has the responsibilities listed below:

■	Oversees the flow of information to the board;

■	Determines the annual master agenda for board meetings with input from management and other directors;

■	Collaborates with the CEO to ensure that information and materials that are important to the board’s understanding of agenda items are sufficient in scope;

■	Oversees the board’s performance evaluations of the CEO and provides feedback directly to the CEO;

■	Collaborates with the nominating and corporate governance committee to conduct peer reviews of individual directors as part of the board’s evaluation process;

■	Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern; and

■	Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board.

Under our corporate governance guidelines, the independent directors are required to meet as a board in executive session, without management, at each regularly scheduled, in person board meeting, but no less than two times a year.

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PROPOSAL 1—Election of Directors

Board Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the board of directors. Our corporate governance guidelines assign responsibility for overseeing the annual board and committee evaluation process to the nominating and corporate governance committee. The evaluation process is adopted by the board upon recommendation of the nominating and corporate governance committee. The current board and committee evaluation process involves two steps. First, in each year, each director completes a questionnaire evaluating the board of directors as a whole and each standing committee of the board on which he or she serves, including feedback on board and committee effectiveness, size, composition and frequency of meetings, director access to management and the sufficiency and timeliness of information and materials provided by management, and the sufficiency of processes for risk oversight, as well as the overall mix of director skills, experience and backgrounds. The results of the survey are aggregated, summarized by the General Counsel, and presented to the nominating and corporate governance committee, which then provides a report, with recommendations of governance changes, if any, to the board and each committee. Second, every other year, a peer review is conducted, to provide feedback on the experience, background, skills, overall commitment and contribution to the effectiveness of the board of each director, with the last peer review being conducted in 2019. The lead director interviews each of the other directors to obtain an evaluation of all of the other directors, except the lead director. The chair of the nominating and corporate governance committee conducts a similar interview of each other director evaluating the lead director. Each director then receives feedback from the lead director, and the lead director receives feedback from the chair of the nominating and corporate governance committee; the evaluations by each director remain anonymous to the extent reasonable. If the lead director or the chair of the nominating and corporate governance committee believes that significant issues arise from the peer evaluations, he or she presents those concerns to the board.

Risk Oversight

The board is actively involved in overseeing our risk management. The board, and each committee, regularly consider potential risks. In addition, we have an active enterprise risk management program, which is designed to measure, manage and aggregate risks on an enterprise-wide basis, and provide a systematic approach to risk assessment and mitigation. Under the enterprise risk management program, management identifies various risks facing the company and assesses such risks, taking into account the likelihood of occurrence and potential impact. Management is responsible for developing an action plan to eliminate, mitigate or monitor such risks. Management makes regular presentations to the board, no fewer than two times per year (and more frequently if circumstances warrant), regarding material risks facing the company, including internal risks related to our operations, strategy, financial condition, and employees, and external risks related to our markets, geographic locations, cybersecurity, regulatory environment, and macroeconomic outlook. Additionally, starting in the first quarter of 2020, the board has been meeting regularly to consider and discuss updates on the company’s management of the COVID-19 pandemic, including with regard to the company’s operations, financial position and liquidity, communications strategy, personnel management and government affairs engagement, among other items. At these meetings, the board discusses and reviews these risks, helps management define key risk and business continuity indicators, and determines what, if any, additional actions should be taken to mitigate these risks. In addition, each board committee is responsible for overseeing specific types of risk. The audit committee periodically reviews our currency exchange and hedging policies, insurance coverage, tax exposures and processes to ensure compliance with laws and regulations, and also reviews reports from our anonymous hotline that employees and third parties can use to report suspected violations of our Code of Business Conduct. The audit committee also regularly meets in executive session without management present with our outsourced internal audit firm and our independent registered public accounting firm to discuss areas of concern. Our compensation committee establishes compensation policies and programs that are designed to prevent incentivizing executives and employees to take on an inappropriate level of risk. The nominating and corporate governance committee is responsible for making recommendations to the board regarding succession planning for senior leadership positions, as well as the company’s initiatives and policies relating to environmental stewardship, corporate social responsibility and corporate culture. Each of our board committees delivers a report to the board, no later than the next scheduled board meeting, regarding matters considered at committee meetings that have taken place since the previous board meeting.

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PROPOSAL 1—Election of Directors

Stockholder Rights Plan

On April 6, 2020, the board declared a dividend of one preferred share purchase right (a “right”) for each outstanding share of the company’s common stock and adopted a stockholder rights plan, as set forth in the rights agreement entered into as of April 6, 2020, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, which we refer to as the “rights agreement.” The dividend was payable on April 16, 2020 to stockholders of record of the company’s common stock as of the close of business on April 16, 2020. The stockholder rights plan was adopted in response to the extraordinary business and market dislocations resulting from the COVID-19 pandemic and the actions taken to contain it, as well as the termination of the company’s previously announced merger of equals with Woodward, as described on page 7 and page 60. The stockholder rights plan was not adopted in response to any specific takeover bid or other proposal to acquire control of the company. In general, the rights agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of the outstanding common stock without the approval of the board. The rights agreement is intended to deter any person or group from triggering the rights without such acquisition first being approved by the board. If triggered by an acquiring person, the provisions of the rights agreement, among other things, will substantially dilute the equity and voting interests of any potential acquiring person unless the board approves the acquisition. If the rights become exercisable, each right will allow its holder to purchase from the company one one-hundredth of a share of Series A Junior Participating Preferred Stock (a “preferred share”) for $150.00. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. The rights will not be exercisable until ten days after the public announcement that a person or group has become an “acquiring person” (as defined in the rights agreement) by obtaining beneficial ownership of 15% or more of the outstanding common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights. The rights will expire on April 6, 2021.

Succession Planning

At least annually, the board engages in a review of management development and succession planning to assess organizational and leadership effectiveness, and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions.

Stockholder Engagement

The company welcomes and seeks stockholder engagement throughout the year. Management, as well as all our directors, will be available to answer questions from stockholders at the Annual Meeting. In addition, management of the company conducts stockholder outreach throughout the year to ensure management and the board understand and consider the issues that matter most to our stockholders. We provide regular updates regarding the company’s performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, earnings calls, investor days, and educational investor and analyst conversations. Senior management also regularly engages with individual investors at investor conferences, industry events, hosting investors at our corporate office, visiting investors at their offices and participating in teleconferences. In May 2019, we hosted an investor day event in Salt Lake City, Utah, which included a tour of the company’s facility, as well as a thorough review of the prior year’s results, discussion of the company’s long term strategy and outlook, and review of the company’s product portfolio, sustainability initiatives and capital allocation strategies. This investor day was webcast for those who could not attend in person. We also communicate with stockholders and other stakeholders through various media, including our annual report, proxy statement and other filings with the SEC, news releases and our website. We believe ongoing stockholder engagement allows us to communicate our strategy and respond effectively to any stockholder concerns.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the lead director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to CorporateSecretary@hexcel.com. The Corporate Secretary will review all communications and forward them to the lead director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the lead director. Any communications received by the lead director regarding concerns relating to accounting, internal controls or auditing matters will promptly be brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

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PROPOSAL 1—Election of Directors

Code of Business Conduct

It is our policy that all of our directors, officers and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct, which applies to all of our directors, officers and employees worldwide, and addresses in detail our expectations with regard to conduct that fulfills our policy. The Code can be viewed on the Investor Relations section of our website, www.hexcel.com, under “Governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@Hexcel.com. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the Investor Relations section of our website under “Governance.”

Director Compensation in 2019

Our non-employee director compensation program is comprised of a mix of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our board.

In 2019, annual non-employee director cash compensation consisted of a retainer of $73,000 plus:

■	$25,000 for the lead director

■	$10,000 for each member of the audit committee

■	$7,500 for each member of the compensation committee

■	$5,000 for each member of the nominating and corporate governance committee and the finance committee

Each of the committee chairs receives the following additional annual compensation:

■	$12,500 for the audit committee chair

■	$7,500 for the compensation committee chair

■	$5,000 for each of the nominating and corporate governance committee and the finance committee chairs

Under our non-employee director compensation program, each non-employee director is permitted to elect to receive restricted stock units (“RSUs”) in lieu of their annual cash retainer to which they are entitled (“Retainer RSUs”). In addition, upon initial election to the board and each re-election thereafter, each non-employee director receives a grant of RSUs (“Annual RSUs”) in an amount determined by the compensation committee following its receipt of the advice of its independent compensation consultant and its consideration of other relevant factors. The grant date value of Annual RSUs issued to directors in 2019 was $105,000. Non-employee director RSUs vest daily over the twelve months following the date of grant and convert into an equivalent number of shares of our common stock on the first anniversary of grant unless the director elects to defer conversion and delivery of the shares underlying the RSUs until termination of service as a director. Vesting of Retainer RSUs is accelerated upon any termination of service as a director.

In addition to the annual compensation described above, if a special committee is designated by the board, each non-employee director who serves on the special committee receives $1,000 for each meeting attended.

In October 2019, the compensation committee performed its annual review of the director compensation program compared with survey data from the National Association of Corporate Directors (“NACD”). The review indicated that our directors were compensated below competitive levels for companies of our size, with the equity portion of the director compensation pay mix slightly below the company’s peer group and the NACD median. As a result, the compensation committee and the board approved a $15,000 increase in equity grant value from $105,000 to $120,000, beginning with the 2020 Annual RSUs.

In light of the significant financial impact of the COVID-19 pandemic on the company, the board, upon recommendation of the compensation committee, reduced the cash retainer fees of the non-employee directors of the Company, including the value of any Retainer RSUs, by 50%, effective for the second quarter of 2020. The

HEXCEL CORPORATION | 2020 Proxy Statement	13

PROPOSAL 1—Election of Directors

extent and duration of these reductions will be reassessed by the compensation committee and the board of directors as the situation evolves, and will be described in our proxy statement for next year’s annual meeting of stockholders.

Our stock ownership guidelines, which are described on page 35, apply to non-employee directors, as well as executive officers. All of our non-employee directors, except Ms. Suever, who was elected as a director in May 2018, are in compliance with the guidelines.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2019:

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)
Joel S. Beckman	87,904	104,967	192,871
Lynn Brubaker	93,000	104,967	197,967
Jeffrey C. Campbell	125,500	104,967	230,467
Cynthia M. Egnotovich	83,000	104,967	187,967
Thomas A. Gendron	93,000	104,967	197,967
Jeffrey A. Graves	85,404	104,967	190,371
Guy C. Hachey	80,500	104,967	185,467
David L. Pugh(4)	30,511	—	30,511
Catherine A. Suever	83,000	104,967	187,967

(1)	The amounts in this column represent the fees that were earned or paid in cash plus the grant date fair value of Retainer RSUs granted to Dr. Graves and Mr. Beckman, who each elected to receive Retainer RSUs in lieu of their annual cash retainer for 2019. On January 18, 2019, April 12, 2019, July 5, 2019, and October 11, 2019, Dr. Graves and Mr. Beckman were each issued 293, 264, 224 and 235 Retainer RSUs in lieu of their quarterly annual retainer payment, respectively, having a grant date fair value per Retainer RSU granted of $62.22, $69.00, $81.39 and $77.56, respectively. The foregoing grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). The amounts do not correspond to the actual value that will be realized by a director. For additional information regarding the assumptions made in calculating these amounts, see Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	The grant date fair value of each Annual RSU granted to directors on May 9, 2019 was $70.59, computed in accordance with FASB ASC Topic 718.

(3)	As of December 31, 2019, each of our non-employee directors held 1,493.37 Annual RSUs that were not yet eligible for conversion, which excludes Retainer RSUs that a director elected to receive in lieu of the director’s annual cash retainer as disclosed in footnote 1 above, and RSUs for which a director has elected to defer conversion and delivery until termination of his or her service with the board. These RSUs include RSUs provided as dividend equivalents that are accrued with respect to outstanding RSUs when we pay cash or stock dividends to our stockholders and convert into shares of our common stock when the underlying RSUs to which they relate are converted (excluding fractional RSUs, which are cancelled). All RSUs granted prior to the 2019 Annual Meeting of Stockholders have either been converted into common stock or are subject to a director election to defer conversion. Each director (other than Ms. Brubaker and Ms. Suever) elected to defer conversion and delivery of common stock underlying the RSUs granted in 2019 until termination of his or her service as a director.

(4)	Mr. Pugh did not stand for re-election at the 2019 Annual Meeting of Stockholders.

14	HEXCEL CORPORATION | 2020 Proxy Statement

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our current executive officers as of the date of this proxy statement. For additional information concerning Mr. Stanage, see “PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors” on page 2.

Name	Age	Executive Officer Since	Position(s) With Hexcel
Nick L. Stanage	61	2009	Chairman of the Board; Chief Executive Officer; President; Director
Patrick J. Winterlich	50	2017	Executive Vice President; Chief Financial Officer
Robert G. Hennemuth	64	2006	Executive Vice President; Human Resources and Communications
Gail E. Lehman	60	2017	Executive Vice President; General Counsel; Secretary
Thierry Merlot	60	2016	President – Aerospace, Europe, Middle East, Africa and Asia Pacific
Colleen Pritchett	46	2018	President – Aerospace, Americas
Brett Schneider	47	2018	President – Industrial and Global Fibers

PATRICK J. WINTERLICH was appointed our Executive Vice President and Chief Financial Officer in September 2017. Mr. Winterlich joined Hexcel in 1998 and has served in roles of increasing responsibility in Operations, Finance and Information Technology, serving most recently as Senior Vice President—Tax, Systems and Enterprise Reporting from March 2016 to August 2017. Prior to joining Hexcel, Mr. Winterlich served in several financial capacities at Courtaulds plc, a U.K. international chemicals group. He has a degree in accounting and financial analysis from Warwick University and is a member of the Chartered Institute of Management Accountants.

ROBERT G. HENNEMUTH was appointed as our Executive Vice President, Human Resources and Communications in May 2016. Mr. Hennemuth joined Hexcel in March 2006 as Senior Vice President, Human Resources. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International Inc. and, prior to the acquisition of Honeywell by AlliedSignal Inc. in 1999, by AlliedSignal where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including the Honeywell Consumer Products Group.

GAIL E. LEHMAN was appointed our Executive Vice President, General Counsel and Secretary in January 2017. Prior to joining Hexcel, she was Chief Administrative Officer, General Counsel & Corporate Secretary at Noranda Aluminum Holding Corporation from March 2012 to December 2016; its Vice President of Human Resources, General Counsel and Corporate Secretary from February 2011 to March 2012; and its Vice President, General Counsel and Secretary from January 2010 to February 2011. On February 8, 2016, Noranda filed for bankruptcy protection under the U.S. Bankruptcy Code. Ms. Lehman was Vice President, General Counsel and Corporate Secretary at both Hawker Beechcraft Corporation (July 2007-August 2009) and Covalence Specialty Materials Corporation (April 2006-May 2007). From November 2001 through April 2006, she was Assistant General Counsel, Treasury and Finance, and Assistant Secretary of Honeywell International Inc. From 1993 to November 2001, Ms. Lehman held various position of increasing responsibility in the Law Department of Honeywell.

THIERRY MERLOT became our President, Aerospace, Europe, Middle East, Africa and Asia Pacific in May 2016. From 2010 to May 2016, he was Vice President and General Manager—Aerospace, Europe, Middle East, Africa and Asia Pacific. Mr. Merlot joined Ciba-Geigy in 1988, and became an employee of Hexcel upon the merger between Hexcel and Ciba-Geigy’s Composites business in 1996. Over the years, he has held several sales and marketing positions in Europe and Asia Pacific for the company. Mr. Merlot began his career in 1983 with Dassault Aviation as an R&D process engineer and Quality Manager for composite materials.

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EXECUTIVE OFFICERS

COLLEEN PRITCHETT became our President, Aerospace, Americas in November 2018. Prior to joining Hexcel, Ms. Pritchett served in a number of capacities for E.I. du Pont de Nemours and Company from June 1996 until November 2018, including most recently as Global Business Director and President of the Electronics & Imaging Advanced Printing business from January 2016 until November 2018; Global Business Director and President of the Electronics & Communications Microcircuit Materials business in Taiwan from May 2015 until December 2015; and Asia Pacific Director of the Performance Polymers business in Shanghai, China from July 2013 until May 2015. Prior to that, Ms. Pritchett held various positions of increasing responsibility at du Pont, such as Global Business Director of the Performance Polymers Kalrez® and Vespel® business; Strategic Planning Manager for the DuPont Company; Strategic Planning Manager for the Performance Coatings business; Americas Business Manager; North America Sales and Distribution Manager; and National Accounts Team Sales Manager, as well as roles in Engineering, Finance and Sales.

BRETT SCHNEIDER became our President, Industrial and Global Fibers in March 2020. From January 2018 through March 2020, Mr. Schneider was our President, Global Fibers. Prior to that, from May 2016 through December 2017, Mr. Schneider was our Senior Vice President, Business Development, and from October 2012 to May 2016, Mr. Schneider served as our Vice President, Business Development. Mr. Schneider joined Hexcel in 2001 and has held several other positions with Hexcel, including Shared Services Manager and Global Project Manager at our Duxford, UK plant, Plant Manager for our Salt Lake City fiber operations, Site Manager at our Salt Lake City plant and Director of Advanced Manufacturing. Prior to joining Hexcel, Mr. Schneider served as Operations & Process Development Manager at Meridian Automotive Systems, Plant Manager at Cambridge Industries and Automation Development Manager at U.S. Marine.

16	HEXCEL CORPORATION | 2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of December 31, 2019 with respect to the ownership by any person known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock (the number of shares held by each listed stockholder may have changed subsequent to December 31, 2019):

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
The Vanguard Group, Inc.(2)	7,509,548	9.0%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.(3)	6,025,732	7.2%
55 East 52nd Street
New York, NY 10055
(1)	Based on 83,457,753 shares of common stock outstanding as of March 27, 2020.

(2)	Of the shares listed, The Vanguard Group, Inc. has sole voting power with respect to 48,685 shares, shared voting power with respect to 12,331 shares, sole dispositive power with respect to 7,459,870 shares and shared dispositive power with respect to 49,678 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,347 shares of the company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 23,669 shares of the company’s common stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group’s business address is 100 Vanguard Boulevard., Malvern, PA 19355. The number of shares listed in the table and the information in this footnote are derived from an Amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020.

(3)	BlackRock, Inc. is the parent of several subsidiaries that hold the shares listed in the table, none of which individually holds more 5% of the company’s common stock. Of the shares listed, BlackRock has sole voting power with respect to 5,642,497 shares and sole dispositive power with respect to 6,025,732 shares. BlackRock’s business address is 55 East 52nd Street, New York, NY 10055. The number of shares listed in the table and the information in this footnote are derived from an Amendment to Schedule 13G filed by BlackRock with the SEC on February 5, 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of March 27, 2020 by our current directors and the executive officers listed in the Summary Compensation Table and by all directors and current executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed had sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name	Number of Shares of Common Stock(1)(2)	Percent of Common Stock(3)(4)
Nick L. Stanage	643,924	*
Joel S. Beckman	40,345	*
Lynn Brubaker(5)	12,299	*
Jeffrey C. Campbell	48,654	*
Cynthia M. Egnotovich	12,622	*
Thomas A. Gendron(6)	48,219	*
Jeffrey A. Graves	40,744	*
Guy C. Hachey	12,831	*
Catherine A. Suever	3,191	*
Patrick J. Winterlich	33,973	*
Robert G. Hennemuth	112,963	*
Gail E. Lehman	15,477	*
Thierry Merlot	80,567	*
All executive officers and directors as a group (15 persons)	1,135,837	1.3%
(1)	Beneficial ownership is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition, including (a) shares underlying RSUs that were vested, but the delivery of such shares has been deferred at the election of the holder, (b) shares underlying RSUs that will vest within 60 days following March 27, 2020 and (c) NQOs exercisable on March 27, 2020 or within 60 days thereafter. Shares underlying these RSUs and NQOs are considered outstanding and beneficially owned for the purpose of computing the holder’s percentage of beneficial ownership, but not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person. The aggregate number of shares underlying such RSUs and NQOs were as follows: Mr. Stanage 360,639; Mr. Beckman 40,345; Ms. Brubaker 1,496; Mr. Campbell 40,851; Ms. Egnotovich 12,622; Mr. Gendron 26,219; Dr. Graves 37,744; Mr. Hachey 12,831; Ms. Suever 1,580; Mr. Winterlich 23,121; Mr. Hennemuth 59,367; Ms. Lehman 9,368; Mr. Merlot 46,699; and all executive officers and directors as a group 695,183.

(2)	None of our directors or executive officers has pledged any of our common stock.

(3)	Based on 83,457,753 shares of common stock outstanding as of March 27, 2020.

(4)	An asterisk represents beneficial ownership of less than 1%.

(5)	Includes 10,803 shares held by The Brubaker Family Trust. Ms. Brubaker has shared investment and voting control over such shares with her spouse.

(6)	Amount includes 22,000 shares transferred to TEAGII LLP. Mr. Gendron has shared investment and voting control over such shares with his spouse.

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COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers of the company, who are listed in the Summary Compensation Table that follows this discussion, and whom we refer to as our “named executive officers” or “NEOs.”

■	Nick L. Stanage, our Chairman, Chief Executive Officer and President

■	Patrick J. Winterlich, our Executive Vice President and Chief Financial Officer

■	Robert G. Hennemuth, our Executive Vice President, Human Resources and Communications

■	Gail E. Lehman, our Executive Vice President, General Counsel and Secretary

■	Thierry Merlot, our President – Aerospace, Europe, Middle East, Africa and Asia Pacific

Since this Compensation Discussion and Analysis describes our executive compensation program for 2019, it does not address the impact of the COVID-19 pandemic on the global economy, our business and financial results, or our executive compensation for 2020. The compensation committee has and will continue to consider such impacts when reviewing our 2020 executive compensation program in order to align 2020 executive compensation with the current economic environment. In light of the significant financial impact of COVID-19 on the company, we recently disclosed a 50% reduction in base salary for Mr. Stanage and a 30% reduction in base salary for the remainder of our named executive officers effective April 20, 2020 for a period of at least three months. The extent and duration of these reductions will be reassessed by the compensation committee and the board of directors as the situation evolves, and will be described in our proxy statement for next year’s annual meeting of stockholders.

Executive Summary

Business Highlights

Our operating performance in 2019 was strong, as we delivered record sales, earnings and free cash flow, reflecting continued focus on innovation and execution, and stronger positions in the markets we serve:

■	Sales were $2.356 billion in 2019, an increase of 8% compared to 2018.

■	Diluted net income per common share was $3.57 in 2019, compared to $3.11 in 2018.

■	Adjusted diluted earnings per share was $3.54 for 2019, as compared to $3.05 in 2018. Adjusted diluted earnings per share is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of adjusted diluted earnings per share to GAAP diluted earnings per share.

■	Net cash provided by operating activities was $491.1 million in 2019, compared to $421.4 million in 2018. Free cash flow, a non-GAAP financial measure, was $287.0 million in 2019, compared to $237.3 million in 2018. Free cash flow equals our net cash provided by operating activities minus capital expenditures, which were $204.1 million in 2019 and $184.1 million in 2018.

We achieved these results while continuing to make significant investments in capacity expansions and manufacturing process innovations to accommodate our customers’ anticipated growth, and in research and technology, both internally and through acquisitions and collaborations.

Our Compensation Philosophy and Principles

Our compensation philosophy is based upon pay for performance to create sustainable value for our stockholders. To further our compensation philosophy, our compensation committee has articulated several compensation principles relating to, among other things, structuring performance-based compensation, discouraging excessive risk taking and preventing and remedying executive misconduct. See “Executive Compensation Overview – Our Compensation Philosophy and Principles,” below.

HEXCEL CORPORATION | 2020 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS

Structure of Our Compensation

Our pay for performance philosophy is demonstrated by the way we have structured the elements of our compensation, which provide a significant level of variability depending on our performance. These elements consist of salary, annual cash incentive awards under our Management Incentive Compensation Plan (“MICP”) and long-term equity awards in the form of NQOs, PSAs and, for all executives other than Mr. Stanage, RSUs. As demonstrated by the chart below, a significant amount of compensation for our named executive officers constitutes variable compensation tied to our financial performance. This is particularly the case for Mr. Stanage, as he does not receive RSUs, but rather a greater percentage of PSAs.

In addition to health and welfare and retirement plans made available to our U.S.-based employees, we provide our U.S.-based named executive officers with some or all of the following benefits: a non-qualified deferred compensation plan, supplemental retirement benefits and severance arrangements with respect to specified termination of employment events. See “Ongoing and Post-Employment Arrangements,” below for additional information. We do not provide personal benefits to our U.S.-based named executive officers (including Mr. Stanage) hired or appointed during the past several years, and only limited personal benefits to other named executive officers, as described below under “2019 Compensation – Personal Benefits.”

NEO Target Pay Mix

2019 Compensation

Salaries

■	For our named executive officers who continued to serve in the same capacities as in 2018, except Mr. Winterlich and Mr. Merlot, salaries were increased in the range of 3.0% to 3.5%.

■	Mr. Winterlich received a salary adjustment of 17.5% to adjust his compensation to reflect his September 2017 promotion to his current role and further the company’s goal to bring his compensation in line with market median over time. Mr. Merlot received a 7.5% increase in recognition of his strong performance and relative position compared to the survey data considered by the compensation committee (as described below).

MICP – Achievement with regard to the three equally-weighted financial measures under our MICP:

■	Adjusted EBIT – $432.6 million target; $427.8 million actual performance; 94.39% award

■	Adjusted Diluted Earnings Per Share – $3.43 target; $3.53 actual performance; 129.76% award

■	Cash from Operating Activities – $569.1 million target; $634.1 million actual performance; 157.06% award

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COMPENSATION DISCUSSION AND ANALYSIS

Averaging the results with respect to these financial measures, the total award payable to each named executive officer was equal to 127.10% of the executive’s target award opportunity (the target award opportunity for the named executive officers ranged from 60% to 100% of the named executive officers’ salaries). For Messrs. Winterlich and Merlot, target award opportunity was increased 5% in 2019 to 70% and 60% of base salary, respectively. The increase to target award opportunity for Mr. Winterlich was to reflect his September 2017 promotion to his current role and further the company’s goal to bring his compensation in line with market median over time, and for Mr. Merlot, was in recognition of his strong performance and relative position compared to the survey data considered by the compensation committee.

For further information, including how we calculated the financial measures, see “2019 Compensation –Management Incentive Compensation Plan,” below.

Equity Awards – In 2019, we provided three types of equity awards for each named executive officer other than Mr. Stanage, having an aggregate value equal to the named executive officer’s target award opportunity (which ranged from 110% to 155% of such named executive officers’ salaries, increased from 95% to 145% of such named executive officers’ salaries in 2018), as follows:

■	NQOs – 37.5% of the target award opportunity

■	RSUs – 25% of the target award opportunity

■	PSAs – 37.5% of the target award opportunity

To further increase the pay for performance focus of Mr. Stanage’s compensation, we provided equity awards having the following percentages of his target award opportunity (which was 394% of his salary, increased from 330% of his salary in 2018):

■	NQOs – 37.5%

■	PSAs – 62.5%

The number of shares that ultimately will be provided under the PSAs will be based upon our performance with respect to the following two financial measures:

■	ROIC (return on invested capital) (67% weighting) from January 1, 2019 through December 31, 2021

■	Relative EPS Growth (33% weighting) from December 31, 2018 through September 30, 2021

Relative EPS Growth is computed based on our performance relative to the companies in the Standard & Poor’s (“S&P”) MidCap 400 Index.

To address retention concerns, during 2019, we provided Mr. Merlot with a one-time RSU award, which was not part of our regular compensation program.

See “2019 Compensation – Equity Awards” for additional information.

Performance Share Payout for 2017-2019 Period

The NEOs received equity awards in 2017, including PSAs providing for awards of our common stock based on our performance during the 2017-2019 period with regard to the following financial measures:

■	ROIC (67% weighting)

■	Relative EPS Growth (33% weighting)

Achievement with regard to these financial measures for the 2017-2019 performance period was as follows:

■	ROIC – 13.4% target; 13.9% actual performance; 140.8% award

■	Relative EPS Growth – 55% target performance percentile; 61% actual performance percentile; 130% award

Based on our performance with regard to these financial measures during the 2017-2019 period, we provided a number of shares of our common stock equal to 137.2% of each named executive officer’s target PSA award opportunity.

See “2019 Compensation – Vesting of PSAs Granted in 2017” for further information.

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Advisory Vote on Executive Compensation

At our 2019 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers. The stockholder vote in favor of our named executive officer compensation totaled approximately 91% of the votes cast, including abstentions. After consideration of the results of the advisory vote, we determined that no revisions to our executive compensation program were necessary in response to the vote.

Our Compensation Best Practices

We follow a number of compensation practices consistent with our stockholder interests and best practices:

What We Do	What We Don’t Do

  Structure pay so that a considerable portion is variable and performance-based

  Maintain stock ownership guidelines for all executive officers and directors

  Maintain a clawback policy that applies to executive officer incentive-based compensation

  Maintain an independent compensation committee and independent compensation consultant

  Limit maximum incentive payouts

  Require compensation committee oversight of annual compensation review and risk assessment

   No excise tax gross-up under severance agreements (subsequent to 2013) or under our Executive Severance Policy

   No pledging, hedging or short selling by our directors or by any Hexcel employee, including executive officers

   No repricing of any stock options, including underwater stock options, without stockholder approval

Executive Compensation Overview

Our Compensation Philosophy and Principles

Our philosophy is to deliver pay for performance. We seek to provide a level of performance that creates sustainable value for our stockholders by generating short-term results while also making investments designed to increase profitability over the long-term.

Our compensation principles, as articulated by the compensation committee, are to:

■	Attract, retain and motivate a high caliber of executive talent

■	Ensure that a significant portion of total target compensation is variable compensation based on the company’s performance

■	Encourage long-term focus while recognizing the importance of short-term performance

■	Determine compensation based on forward looking considerations and not solely on the basis of past compensation or results

■	Align executive and stockholder interests by requiring executive officers to meet ownership guidelines and prohibiting them from pledging our stock or engaging in short sales or any hedging or monetization transactions involving our stock

■	Establish goals for performance-based compensation that are challenging yet attainable

■	Discourage excessive risk taking by structuring pay to consist of both fixed and variable elements, using a mix of short- and long-term company performance-based metrics and setting maximum total payouts

■	Prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct

We believe that the structure of our compensation program, which is explained in detail below, is consistent with these principles.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee, Compensation Consultant, Human Resources Department and Chief Executive Officer

Role of the Compensation Committee – The compensation committee is responsible for oversight of our compensation and benefit plans and programs. The compensation committee approves the compensation of our executive officers other than Mr. Stanage, and determines Mr. Stanage’s compensation, including goals and target award opportunities, subject to ratification by our independent directors.

In addition, the compensation committee annually reviews our compensation policies, practices and programs to determine whether they could result in financial, operational, legal or reputational risk to the company. As a result of its most recent review, the compensation committee concluded that risks arising from our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on the company. In reaching its conclusion, the compensation committee considered, among other factors, that we use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including maximum award levels, the use of multiple financial measures with respect to the MICP and PSAs, multi-year vesting of equity awards, stock ownership guidelines, and our clawback policy.

Role of Compensation Consultant – The compensation committee directly engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) to provide advice with respect to its compensation decisions. The compensation committee assessed the independence of Semler Brossy in accordance with NYSE listing standards and concluded that no conflicts of interest were raised in connection with Semler Brossy’s service as an independent consultant to the compensation committee. In reaching its conclusion, the compensation committee noted that Semler Brossy does not provide any other services to us.

Role of our Human Resources Department – Our Human Resources Department provides statistical and other data to the compensation committee to assist it in reviewing compensation we provide to our executives.

Role of our Chief Executive Officer – Mr. Stanage provides recommendations to the compensation committee as to the components of our executive officers’ compensation based on his evaluation of their performance. However, he does not make recommendations regarding his own compensation and is not present during compensation committee discussions regarding determination of his compensation. While the compensation committee considers Mr. Stanage’s compensation recommendations for our other executive officers, the ultimate determinations regarding executive compensation are made by the compensation committee, subject, in the case of Mr. Stanage, to ratification by our independent directors.

Competitive Assessment of Our Compensation

In making its compensation determinations for 2019, the compensation committee took into account several forms of comparative data to gain insight into compensation paid by other companies to executives serving in similar capacities to our named executive officers.

Peer Group

The principal source of comparative data with respect to our named executive officers, to the extent available, was proxy statement data with regard to fourteen peer group companies, which was supplemented with survey data as described below. Our primary objective in constructing our peer group was to identify a group of similarly sized peers that represent a blend of companies producing products similar to ours or companies that are suppliers to the aerospace industry, with a preference for companies that fit within both categories. To meet this objective as best as reasonably possible, we used the following criteria:

■	Industry Fit – We consider publicly traded United States companies that are:

■	in the same Global Industry Classification Standards (“GICS”) sub-industry as Hexcel (Aerospace and Defense); or

■	in the GICS sub-industries that produce products that are similar to ours.

■	Size – We consider companies that:

■	have revenues in the range of 1/3 to three times our revenues; and

■	have a market capitalization in the range of 1/3 to three times our market capitalization.

■	Other qualitative and quantitative factors that enable us to identify companies with similar talent, business and operational characteristics.

HEXCEL CORPORATION | 2020 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Not every company in our peer group meets all of the peer group screening criteria. For example, two of the peer group companies we referenced with regard to 2019 compensation were below the market capitalization range criterion. Nevertheless, we concluded that because those companies satisfied the other criteria used in our selection process and possess meaningful business similarities, their continued inclusion in the peer group was appropriate.

The peer group companies used in connection with the compensation committee’s assessment of competitive compensation, which occurred in December 2018, were the following:

AAR Corp.	Esterline Technologies Corporation
Albemarle Corporation	H.B. Fuller Company
AMETEK, Inc.	ITT Inc.
Barnes Group Inc.	Moog Inc.
Cabot Corporation	Teledyne Technologies Incorporated
Crane Co.	Triumph Group, Inc.
Curtiss-Wright Corporation	Woodward, Inc.

For the determination of 2019 compensation, the company modified the peer group with regard to 2018 compensation to eliminate A. Shulman, Inc., Orbital ATK, Inc. and Rockwell Collins, Inc., each of which were acquired, and to add AMETEK, Inc., ITT Inc. and Triumph Group, Inc.

Other Data

The committee also reviewed compensation data from the Equilar Total Compensation Report, an executive compensation survey which aggregates information from over 5,000 companies in various industries. The Equilar data was used to compare each of our named executive officers with those in the same or similar position in companies with revenues similar to Hexcel. In addition, the compensation committee referenced the Willis Towers Watson 2018 General Industrial Executive Survey, a large compensation survey of hundreds of companies in various industries, as well as a subset consisting of Aerospace & Defense companies within that survey. Due to the breadth of companies in the survey, we size adjust the data based on our revenue for purposes of comparison. In the case of Mr. Merlot, the compensation committee referenced survey data for executives serving in similar roles with respect to regional businesses with a revenue range comparable to the business for which Mr. Merlot has responsibility. The identity of the individual companies comprising the foregoing surveys was not considered by the compensation committee in its evaluation process and, therefore, the compensation committee does not consider the identity of the companies comprising the survey data to be material.

Use of Comparative Data

While we view competitive market information as a helpful reference, this information is not the sole determinant of our executive compensation. In establishing appropriate compensation opportunities for the named executive officers, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks and market data. For 2019, target compensation for each named executive officer was positioned within a competitive range of the market median.

2019 Compensation

Salaries

Salary increases for named executive officers, other than Mr. Winterlich and Mr. Merlot, ranged from approximately 3% to 3.5%. Messrs. Stanage and Hennemuth each received a base salary increase of 3%, and Ms. Lehman received a base salary increase of 3.5%. Mr. Winterlich’s salary increased by approximately 17.5% and Mr. Merlot’s salary increased by approximately 7.5%. In approving the salary increases for the named executive officers other than Mr. Stanage, the compensation committee considered Mr. Stanage’s recommendations, which were based on performance evaluations he provided to the compensation committee, as well as data indicating how the salaries of the named executive officers compared to salaries indicated by the peer group data (where available), and survey data. Mr. Winterlich received a salary adjustment of 17.5% to adjust his compensation to reflect his September 2017 promotion to his current role and further the company’s goal to bring his compensation in line with market median over time. Mr. Merlot received a 7.5% increase in recognition of his strong performance and relative position compared to the survey data considered by the compensation committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Management Incentive Compensation Plan

The MICP is designed to provide an incentive for eligible participants to help us advance our annual business objectives. Participants, including the named executive officers, are given the opportunity to obtain cash payouts based on our achievement with respect to specified financial measures.

Target Award Opportunity

We provide target award opportunities for our named executive officers based on a percentage of their salary. For those named executive officers on our executive committee (Messrs. Stanage, Hennemuth and Winterlich, and Ms. Lehman), the actual amount received was based entirely upon our performance with regard to the financial measures. For Mr. Merlot, 70% of the target award was based on our performance with regard to the financial measures and 30% was based on achievement of individual goals and objectives. Because of the strong interdependency among our leadership team members for performance of their individual objectives, variations from target award payouts with respect to individual objectives are limited to specific superior or subpar individual performance. However, our overall award pool for MICP awards is based solely on our achievement with respect to the financial metrics. While individual performance can increase or decrease an award, the overall award pool does not increase or decrease as a result. The following table shows the target award opportunities for each of our named executive officers with respect to our 2019 MICP:

Name	Salary	Percentage of Salary(1)	Target Award Opportunity
Nick L. Stanage	$1,016,236	100%	$1,016,236
Patrick J. Winterlich	$497,250	70%	$348,075
Robert G. Hennemuth	$439,639	60%	$263,783
Gail E. Lehman	$439,746	60%	$263,848
Thierry Merlot(2)	$398,685	60%	$239,211
(1)	For Messrs. Winterlich and Merlot, target award opportunity was increased 5% in 2019 from 65% and 55% of base salary in 2018, respectively. The adjustment to Mr. Winterlich’s target award opportunity was to reflect his September 2017 promotion to his current role and further the company’s goal to bring his compensation in line with market median over time. Mr. Merlot received a 5% increase to his target award opportunity in recognition of his strong performance and relative position compared to the survey data considered by the compensation committee.

(2)	Mr. Merlot’s cash compensation is paid in euros. In determining the dollar amount of his target award opportunity, we converted Mr. Merlot’s salary to U.S. dollars at an exchange rate of 1.1214 dollars per euro, which is based on the exchange rate in effect as of December 31, 2019.

Financial Measures Used in the MICP

In 2019, we used three financial measures in connection with the MICP: Adjusted EBIT (earnings before interest and taxes), Adjusted Diluted Earnings Per Share (“Adjusted Diluted EPS”) and Cash from Operating Activities. We used the same measures in our MICP for 2018 and, as was the case in 2018, we weighted the measures equally. We believe the financial measures and weighting of those measures have effectively incentivized strong financial performance.

How Did We Calculate the Financial Measures?

Adjusted EBIT

■	Adjusted EBIT is operating income from continuing operations of the company and its subsidiaries plus expenses attributable to merger and acquisition (“M&A”) activities (including expenses with respect to M&A activities that are abandoned), plus business consolidation and restructuring expense, plus severance costs and plus (minus) other expense (income), net, as reported in our consolidated statement of operations.

■	For the 2019 calculation of Adjusted EBIT, we excluded an aggregate of $2.7 million of expenses, which related to severance costs and M&A activities.

Adjusted Diluted EPS

■	Adjusted Diluted EPS is Adjusted EBIT, as defined above, minus interest expense (except as noted below), minus the provision for income taxes, plus (minus) equity in earnings (losses) from our interests in affiliated companies and partnerships, the sum of which is divided by the weighted average number of diluted common shares reported in the prior fourth quarter earnings release. We make further adjustments to the income tax provision to exclude any one-time tax adjustments that relate to prior years or changes in the tax law, the tax effects of the adjustments we made in calculating Adjusted EBIT, as defined above (and identified in our earnings releases), and the after-tax effect of interest expense related to borrowings we made to repurchase our shares during the year.

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COMPENSATION DISCUSSION AND ANALYSIS

Cash from Operating Activities

■	Cash from Operating Activities is net cash provided from operating activities of continuing operations for the period from October 1, 2018 through December 31, 2019.

■	We use a 15-month measurement period because we believe it enhances period-to-period comparability for this particular financial measure. By beginning the period in the fourth quarter of the prior year, we avoid the impact of year-end adjustments, such as adjustments to payables and receivables, which might otherwise result in variability that does not reflect management’s performance.

■	In 2019, we made no adjustments to Cash from Operating Activities.

Why Do We Use These Financial Measures?

■	We believe Adjusted EBIT provides an appropriate focus on our operating income while excluding factors (interest and taxes) that generally do not reflect the day-to-day management of our operations. In addition, Adjusted EBIT provides a good indication of the extent to which sales increases in a challenging sales and pricing environment affect our operating income. We make additional adjustments to this measure to exclude items that do not relate to the performance of our executive officers, such as acquisition- and divestiture-related costs, restructuring costs and costs associated with reductions-in-force. These adjustments enable our management to focus on long-term benefits in making certain decisions that may have a short-term impact on cost.

■	We believe Adjusted Diluted EPS provides a good indication of the overall performance of our enterprise. We also believe that Adjusted Diluted EPS is a key financial measure used by investors, and by including it within the MICP, we better align our performance with investor expectations. We eliminate the after-tax effect of interest expense related to borrowings we made to repurchase our shares because we base our calculation of Adjusted Diluted EPS on the weighted average number of diluted common shares reported in the prior fourth quarter earnings release. Because our subsequent repurchases of common stock do not affect the weighted average number of diluted shares we use for purposes of the calculation, we believe that it is not appropriate to reflect the after-tax effect of interest expense incurred with respect to those repurchases.

■	We believe Cash from Operating Activities addresses a key metric for our stockholders and an important performance element of our operations, namely our ability to fund capital expenditures, including expenditures to facilitate our expansion to meet forecasted customer requirements, fund research and technology expenditures and broaden our core product portfolio.

MICP Targets and Awards

With regard to each of the MICP financial measures described above, an executive can receive an award only if a specified threshold level of performance is achieved; no award will be provided with respect to the financial measure if performance is below the threshold level. Once the threshold level of performance is achieved, the award can range from a minimum (threshold) of 50% to a maximum of 200% of the target award.

For 2019, the target established for each performance measure and the performance, expressed as a dollar amount and as a percentage of target performance, that would entitle a participant to a threshold or maximum award with respect to each measure were as follows:

		Performance Required (Dollar Amount and Percentage of Target Performance) for
Performance Measure	Target Performance	Threshold Award (50% of Target Award)	Maximum Award (200% of Target Award)
Adjusted EBIT	$432.6 million	$389.4 million	$475.9 million
		90%	110%
Adjusted Diluted EPS	$3.43	$3.09	$3.77
		90%	110%
Cash from Operating Activities(1)	$569.1 million	$455.3 million	$683.0 million
		80%	120%
(1)	Covers the performance period from October 1, 2018 through December 31, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

The target and actual performance with respect to each financial measure, and the actual MICP award as a percentage of the target award with respect to each measure, is shown on the following table:

Performance Measure	Target Performance	Actual Performance	Actual Award as a Percentage of Target Award Opportunity for the Performance Measure
Adjusted EBIT	$432.6 million	$427.8 million	94.39%
Adjusted Diluted EPS	$3.43	$3.53	129.76%
Cash from Operating Activities	$569.1 million	$634.1 million	157.06%

As each measure is weighted equally, the MICP award provided to each named executive officer was equal to the average percentage of the target award achieved with respect to each of the measures, or 127.10% of the target award. As a result, aggregate payments to the named executive officers were as follows:

Name	Target Award Opportunity	Actual Award
Nick L. Stanage	$1,016,236	$1,291,636
Patrick J. Winterlich	$348,075	$442,403
Robert G. Hennemuth	$263,783	$335,269
Gail E. Lehman	$263,848	$335,350
Thierry Merlot	$239,211	$304,037

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which appears below under “Executive Compensation.”

Equity Awards

Our equity awards are designed to promote achievement of longer-term corporate goals, align the interests of our named executive officers with those of our stockholders and serve as an important element in our provision of compensation opportunities that are competitive with other companies seeking comparable executive talent.

Equity Incentive Award Opportunity

Similar to the process we use in determining the target award opportunity under the MICP, we base the named executive officers’ equity incentive compensation opportunity on a percentage of their salary, as indicated on the following table:

Name	Salary	Percentage of Salary(1)	Equity Incentive Compensation Opportunity
Nick L. Stanage	$1,016,236	394%	$4,003,970
Patrick J. Winterlich	$497,250	155%	$770,738
Robert G. Hennemuth	$439,639	145%	$637,77
Gail E. Lehman	$439,746	145%	$637,632
Thierry Merlot(2)	$398,685	110%	$438,553
(1)	The equity incentive compensation opportunity for Messrs. Stanage, Winterlich and Merlot, and Ms. Lehman was increased in 2019 from 330%, 140% and 95%, and 135% of base salary, respectively, in 2018. The increases were based on overall performance and relative position of each NEO compared to the survey data considered by the compensation committee.

(2)	Mr. Merlot’s cash compensation is paid in euros. In determining the dollar amount of his equity incentive award opportunity, we converted Mr. Merlot’s salary to U.S. dollars using an exchange rate of 1.1214 dollars per euro, which is based on the exchange rate in effect as of December 31, 2019.

Equity Awards Provided

Our equity incentive compensation for 2019 consisted of NQOs, RSUs and PSAs. For all named executive officers other than Mr. Stanage, the percentage of the equity incentive compensation opportunity allocated to each type of equity award was:

■	NQOs – 37.5%

■	RSUs – 25%

■	PSAs – 37.5%

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COMPENSATION DISCUSSION AND ANALYSIS

To further increase the proportion of pay for performance elements within Mr. Stanage’s compensation, we do not provide RSUs to Mr. Stanage. In lieu of RSUs, Mr. Stanage receives PSAs. PSAs constituted 62.5% of his equity incentive compensation opportunity; the remaining 37.5% was allocated to NQOs. As a result, 100% of Mr. Stanage’s long-term incentive compensation is tied to our performance or share price appreciation.

Non-Qualified Stock Options

In accordance with the equity award allocations described above, we granted NQOs to each of our named executive officers in 2019 based upon 37.5% of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options, which were granted on January 28, 2019, at $22.90 per share. As a result of this valuation, the named executive officers received NQOs for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying NQOs
Nick L. Stanage	65,502
Patrick J. Winterlich	12,621
Robert G. Hennemuth	10,439
Gail E. Lehman	10,441
Thierry Merlot	7,620

The options have an exercise price per share of $65.56 (the closing price per share of our common stock, as reported by the NYSE, on the date of grant) and vest as to one-third of the underlying shares on each of the first three anniversaries of the date of grant.

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s NQOs in the “Option Awards” column. See notes 2 and 3 to the Summary Compensation Table for further information.

Restricted Stock Units

We granted RSUs to each of the named executive officers other than Mr. Stanage. As noted above, RSUs were granted based upon 25% of the participating named executive officers’ total equity incentive compensation opportunity. We valued the RSUs in accordance with FASB ASC Topic 718, based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 28, 2019, which was $65.56 per share.

Based upon this valuation, we granted to the named executive officers the respective numbers of RSUs set forth below:

Name	Number of RSUs
Nick L. Stanage	—
Patrick J. Winterlich	2,939
Robert G. Hennemuth	2,430
Gail E. Lehman	2,431
Thierry Merlot	1,774

One-third of the RSUs vest and are converted into an equivalent number of shares of our common stock on each of the first three anniversaries of the date of grant, except for RSUs granted to Mr. Merlot, a French national. In order to provide certain tax benefits under French law, the RSUs granted to Mr. Merlot vest and are converted with respect to two-thirds of the underlying shares on the second anniversary of the date of grant, and with respect to the remaining one-third of the underlying shares on the third anniversary of the date of grant. We also provide dividend equivalents, payable in additional RSUs. For each RSU then held by the grantee (including any RSU previously granted as a dividend equivalent), the dividend equivalent to be provided to the grantee will be equal to the per share value of any cash or stock dividend that we pay to holders of our common stock. RSUs granted as dividend equivalents vest in the same manner as the underlying RSUs to which they relate.

In light of Mr. Merlot’s strategic influence within the company and his relationship to certain key customers of the company, effective October 24, 2019, the compensation committee approved a one-time retention award for Mr. Merlot in an effort to retain him at least until such time as he reaches retirement age. The award was granted in the form of 15,000 RSUs, which vest as to 50% of the RSUs on the third anniversary of the grant date, with the

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COMPENSATION DISCUSSION AND ANALYSIS

remaining 50% of the RSUs vesting ratably on each of the fourth, fifth and sixth anniversaries of the grant date. Unlike RSUs granted as part of our annual equity incentive compensation, the award does not provide for continued vesting upon eligible retirement and provides for vesting in full (without proration) only upon a qualifying termination of employment in connection with a change in control. The compensation committee designed the supplemental retention grant for Mr. Merlot to address retention concerns, and it is not part of our regular compensation program.

The Summary Compensation Table reflects the aggregate grant date fair value of each named executive officer’s RSUs, determined in accordance with FASB ASC Topic 718, in the “Stock Awards” column. See notes 1 and 2 to the Summary Compensation Table for further information.

Performance Share Awards

PSAs are designed to focus our executives’ efforts on specific long-term goals. Unlike our other equity awards, the actual number of shares, if any, ultimately awarded to a named executive officer is dependent upon our performance with respect to specified financial performance measures. We also provide dividend equivalents, payable in additional PSAs. For each PSA then held by the grantee (including any PSA previously granted as a dividend equivalent), the dividend equivalent to be provided to the grantee will be equal to the per share value of any cash or stock dividend that we pay to holders of our common stock. The PSAs granted as dividend equivalents convert into shares based upon our performance in the same manner as the underlying PSAs to which they relate.

As noted above, we allocated 37.5% of the equity incentive opportunity for each named executive officer other than Mr. Stanage to PSAs; we allocated 62.5% of Mr. Stanage’s equity incentive award opportunity to PSAs.

We determined the number of PSAs to be awarded assuming target performance and valued the PSAs based upon the closing price per share of our common stock, as reported by the NYSE on the date of grant, January 28, 2019, which was $65.56 per share. The per share price was equivalent to the fair value of the PSAs on the date of grant, determined in accordance with FASB ASC Topic 718.

Based upon this valuation, the target amount of shares underlying PSAs received by each of the named executive officers is set forth below:

Name	Number of Shares Underlying PSAs at Target Performance
Nick L. Stanage	38,133
Patrick J. Winterlich	4,408
Robert G. Hennemuth	3,646
Gail E. Lehman	3,647
Thierry Merlot	2,661

Financial Measures Used in Connection with the PSAs

We used two long-term financial measures in connection with the PSAs granted in 2019: ROIC (return on invested capital), weighted at 67% of the total target award opportunity under the PSAs, and Relative EPS Growth, weighted at 33% of the total target award opportunity under the PSAs. We used the same financial measures (subject to an adjustment to the comparison period described below with respect to Relative EPS Growth) and weightings in 2019 as we used for PSAs granted in 2018.

How Do We Calculate the Financial Measures?

ROIC

■	ROIC is designed to measure the three year average return on invested capital, calculated in accordance with the following formula:

Average (EBIT x (1-tax rate) + equity in earnings of equity method investees in 2019, 2020 and 2021)
Average (debt (current & long-term) + equity - cash and cash equivalents at December 31, 2018, 2019, 2020 and 2021)

■	We adjust EBIT to exclude expenses attributable to M&A activities (including expenses with respect to M&A activities that are abandoned), business consolidation and restructuring expense, severance costs and other expense (income), as reported in our consolidated statement of operations.

■	For purposes of the calculation, we adjust the tax rate to exclude certain items, consistent with the calculation of adjusted net income in our earnings releases.

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COMPENSATION DISCUSSION AND ANALYSIS

■	We exclude from the denominator with respect to the relevant year the effect of our investment in third parties during that year and balance sheet effects of adjustments for other one-time events excluded from EBIT.

■	Information with respect to performance targets for the ROIC metric during the pendency of the performance period is not considered material to an understanding of our compensation arrangements and is not addressed in this discussion because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing this information could cause significant competitive harm to the company. We believe our performance target for the ROIC measure was set at an appropriate level at the beginning of the performance period to be challenging, but sufficiently realistic to motivate the performance of our executive officers. We disclose information with respect to the ROIC threshold, target and maximum payout opportunities, and the actual number of shares awarded, in our executive compensation disclosures with the SEC in the year following conclusion of the performance period.

Relative EPS Growth

Relative EPS Growth is based on the extent to which the growth rate in our diluted earnings per share from continuing operations, calculated and presented in accordance with GAAP (“GAAP EPS”), during the period from December 31, 2018 through September 30, 2021 exceeds the growth rate in the GAAP EPS of the companies included in the S&P MidCap 400 Index for the same 33-month period (the “2019 PSA comparison period”). At the conclusion of the performance period, the growth rate in GAAP EPS for the company and for each company included in the S&P MidCap 400 Index during the 2019 PSA comparison period, expressed as a percentage, is calculated as follows:

GAAP EPS for the 12 months ended September 30, 2021—GAAP EPS for the 12 months ended December 31, 2018	x 100
GAAP EPS for the 12 months ended December 31, 2018

Award payouts in connection with the Relative EPS Growth performance measure are based on the percentage of S&P MidCap 400 companies whose growth rate in GAAP EPS we exceed (referred to below as the “Performance Percentile”), as follows:

Award Level	Performance Percentile	Award Payout: Percentage of Target Award Opportunity
Threshold	40%	50%
Target	55%	100%
Maximum	75%	200%

In 2019, we modified the comparison period for the Relative EPS Growth financial measure. For the PSAs granted in 2018, Relative EPS Growth is based on the degree to which the growth rate in our GAAP EPS during the period from October 1, 2017 through September 30, 2020 exceeds the growth rate in the GAAP EPS of the S&P MidCap 400 companies for the same 36-month period. For the PSAs granted in 2019, Relative EPS Growth is based on the degree to which the growth rate in our GAAP EPS during the period from January 1, 2019 through September 30, 2021 exceeds the growth rate in the GAAP EPS of the S&P MidCap 400 companies for the same 33-month period. We made this change to the comparison period in order to avoid the potential distortion that would occur if GAAP EPS at the beginning of the performance period for the PSAs granted in 2019 reflected the financial statement impact of the enactment of the Tax Cuts and Jobs Act (the “TCJA”) in the fourth quarter of 2017.

To address possible changes in the composition of the S&P MidCap 400 during the comparison period, we established the following guidelines:

■	If a company has negative earnings per share at the beginning or end of the comparison period, it will be deemed to have performance below those of other companies included in the comparison.

■	If a company is acquired by or merges into another company, it will be removed from the comparison; however, if the acquiring company is also an S&P MidCap 400 company, the acquiring company will remain in the comparison.

■	If an S&P MidCap 400 company consolidates with another company that is not an S&P MidCap 400 company, the consolidated company will not be included in the comparison.

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COMPENSATION DISCUSSION AND ANALYSIS

■	If a company becomes subject to bankruptcy proceedings, is delisted or subject to an event having a similar effect on trading in its securities, it will be deemed to have performance below those of other companies included in the comparison.

Why Do We Use These Financial Measures?

■	We use ROIC because it reflects both our operating results and the effectiveness of management’s utilization of our assets. This measure is particularly important in light of continued substantial capital expenditures we expect to make during the performance period to meet forecasted customer requirements, as it underscores the importance of effective management of our ongoing expansions and manufacturing improvements. We adjust the tax rate in the ROIC computation and make adjustments for other items because we believe inclusion of those items could distort results in a manner that inappropriately rewards or penalizes management based on events largely beyond its control and generally not relevant to the year with respect to which the ROIC calculation is made.

■	We use Relative EPS Growth as a financial measure because it introduces a comparative measure that conditions a portion of management’s long-term compensation on performance relative to other companies of similar market capitalization. We believe the relative nature of the Relative EPS Growth measure in the context of our long-term compensation is an important distinguishing element of this financial measure when compared to the Adjusted Diluted EPS measure that we use in connection with the MICP, in addition to the different lengths of time covered by the two measures. Moreover, the focus of the relative measure is on GAAP EPS, which is directly related to management’s overall performance with respect to our enterprise and is a key metric affecting our stock price and, therefore, stockholder value.

Vesting of PSAs Granted in 2017

In 2017, as part of our long-term incentive plan, we granted PSAs to our named executive officers and other employees for the 2017-2019 performance period. The number of shares issuable upon vesting was based on our performance with respect to the two separate financial measures shown on the following table:

Financial Measure	Weighting at Target
ROIC	67%
Relative EPS Growth	33%

Our achievement with regard to the two financial measures is described below.

ROIC – This financial measure generally was calculated in the same manner as described above for PSAs granted in 2019, except that the calculation covered periods and dates relevant to determining the average ROIC during the 2017-2019 period. We made additional adjustments to eliminate the effect of our investment in third parties for the year of investment and the impact of one-time restructuring costs.

The target award was payable if the average ROIC equaled 13.4%. The average of our ROIC for the 2017-2019 period was 13.9%, which resulted in an award attributable to ROIC that was equal to 140.8% of the target award.

Relative EPS Growth – This financial measure generally was calculated in the same manner as described above for PSAs granted in 2019, except that Relative EPS Growth was based on the degree to which our GAAP EPS, for the performance period from January 1, 2017 through December 31, 2019 exceeded the GAAP EPS of the S&P MidCap 400 companies, for the 36 month period beginning October 1, 2016 and ending September 30, 2019 (the “comparison period”). We used a one fiscal quarter earlier start and end to the comparison period to enable us to calculate the number of shares ultimately issuable under the PSA awards and to distribute the shares underlying PSA awards in the first quarter of the year following the performance period.

The target award was payable if the percentage of S&P MidCap 400 companies whose growth rate in GAAP EPS we exceeded was 55%. We exceeded 61% of the S&P MidCap 400 companies in GAAP EPS growth, which resulted in an award attributable to Relative EPS Growth that was equal to 130.0% of the target award.

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COMPENSATION DISCUSSION AND ANALYSIS

The weighted average award for the two financial measures was 137.2% of the target award; as a result, in January 2020, each of our named executive officers received a number of shares of our common stock equal to 137.2% of the target amount of the shares underlying the PSAs granted to such named executive officer, as indicated in the following table:

Name	Number of Shares Underlying PSAs at Target	Number of Shares Issued Upon Vesting(1)
Nick L. Stanage	36,751	51,614
Patrick J. Winterlich	1,333	1,871
Robert G. Hennemuth	4,462	6,265
Gail E. Lehman	4,135	5,806
Thierry Merlot	2,284	3,207

(1)	Includes additional shares representing dividend equivalents accrued during the performance period.

Equity Grant Practices

In accordance with our equity award policy, equity awards, namely NQOs, RSUs and PSAs, are granted annually on the third full trading day after the financial results for the last completed fiscal year are released. Unless an exception is approved by the compensation committee, off-cycle equity awards are granted on the third full trading day after the financial results are released for a quarter. We value RSUs and PSAs, and fix the exercise price for our NQOs, based on the closing price of our common stock on the date of grant. Our RSUs and NQOs vest in equal increments on the first three anniversaries of the date of grant, except for RSUs granted to our French employees, including Mr. Merlot. The RSUs granted to our French employees vest as to two-thirds of the underlying shares on the second anniversary of the date of grant, and the remaining one-third of the underlying shares on the third anniversary of the date of grant. PSAs vest in the year following the performance period, after certification of performance results by the compensation committee. We believe that these vesting terms, together with award opportunities under our PSAs, provide our executives with a meaningful incentive for continued employment. Our board of directors has delegated to Mr. Stanage, as sole member of our Equity Grant Committee, authority to grant equity awards on a discretionary basis. Mr. Stanage was provided this authority with respect to 100,000 shares in 2019. These grants may be made only to persons who are not executive officers, and no grant exceeding 10,000 shares may be made to any person in a single year. In 2019, Equity Grant Committee awards were made only with respect to an aggregate of 22,612 shares underlying RSUs.

Personal Benefits

We have ceased providing personal benefits to newly hired or appointed named executive officers, including Messrs. Stanage and Winterlich, and Ms. Lehman, but we continued to provide limited personal benefits to Mr. Hennemuth and Mr. Merlot. Mr. Hennemuth receives a $12,000 annual automobile allowance and an additional $5,600, which is intended to be used for club membership dues, financial counseling and tax planning and preparation, and supplemental life insurance beyond the basic life insurance available to our U.S.-based employees. This allowance is provided only if actually used, and no part of the allowance may be used as a reimbursement for taxes due on the income recognized by the named executive officer as a result of receiving these personal benefits. In accordance with local practices for French employees, Mr. Merlot, who is a resident of France, receives an automobile allowance, which was approximately $9,277 in 2019.

The compensation committee reviews the personal benefits annually.

Additional information regarding personal benefits for our named executive officers is provided in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Ongoing and Post-Employment Arrangements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourages our executives to remain employed by us. In some cases, the plans described below are available to other employees as well.

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COMPENSATION DISCUSSION AND ANALYSIS

Hexcel Corporation 401(k) Retirement Savings Plan

Under our 401(k) Retirement Savings Plan, referred to below as the “401(k) Plan,” substantially all of our U.S. employees may contribute up to 75% of their cash compensation (subject to applicable Internal Revenue Code limits). We match 50% of employee contributions up to 6% of the employee’s cash compensation, and provide an annual fixed contribution equal to 2% of each participant’s cash compensation (4% for U.S. employees who were 45 years old and employed by us on December 31, 2000). The 401(k) Plan also provides a profit-sharing feature under which we may make an annual contribution to the account of each U.S. employee based on our performance during the preceding year; for 2019, the contribution was 3% of an employee’s cash compensation.

All of our contributions vest incrementally over the first five years of service. Amounts credited to an employee’s account may be invested in a number of funds. Although the 401(k) Plan offers to employees the opportunity to invest our contributions (but not their own) into a Hexcel stock fund, our senior executives, including all U.S.-based named executive officers, are not permitted to invest in the fund.

Amounts that we contribute to the 401(k) Plan accounts of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

Under our Non-Qualified Deferred Compensation Plan (the “NDCP”), eligible U.S.-based employees, including our U.S.-based named executive officers, may defer amounts of their cash compensation in excess of Internal Revenue Code limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as described above with respect to the 401(k) Plan. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds, other than the Hexcel stock fund, available under the 401(k) Plan.

See “Executive Compensation – Non-Qualified Deferred Compensation in 2019” on page 47 below for additional information.

Other Benefits for Named Executive Officers

Supplemental Retirement Benefits

We entered into a supplemental executive retirement agreement (“SERP”) with Mr. Stanage and an executive deferred compensation agreement (“EDCA”) with Mr. Hennemuth that provide additional retirement benefits. The SERP provides benefits to Mr. Stanage based on a formula relating to years of service (subject to a maximum accrual once he attains the age of 65) and specified percentages of annual compensation, subject to offset for contributions we have made to certain other retirement plans. The EDCA generally provides benefits to Mr. Hennemuth based on a formula related to salary and cash incentive awards he has earned subsequent to the effective date of the EDCA. These agreements are described in more detail under “Executive Compensation –Pension Benefits in 2019,” below. We initially entered into these agreements in 2006 (with respect to the EDCA) and 2009 (with respect to the SERP). We have not entered into similar agreements with more recently designated named executive officers, and we would consider several factors, including the competitive compensation environment for executive talent, before we enter into such an agreement in the future.

Supplemental Death Benefit

Under agreements with Messrs. Stanage and Hennemuth, and in accordance with our executive life insurance program for Mr. Winterlich and Ms. Lehman, if the named executive officer dies while employed by us, a death benefit will be provided equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the three years (two years for Mr. Winterlich and Ms. Lehman) prior to death, up to a maximum of $1,500,000 for the named executive officer (other than Mr. Hennemuth, for whom there is no maximum death benefit). If the named executive officer’s death is accidental, an additional death benefit will be provided pursuant to our executive accidental death and dismemberment insurance program equal to two times the sum of (i) the executive’s salary on the date of death and (ii) the average of the MICP awards paid to the executive in the two years prior to death, up to a maximum of $1,000,000 for the named executive officer ($1,500,000 for Mr. Stanage). The named executive officers do not participate in our basic life insurance or

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COMPENSATION DISCUSSION AND ANALYSIS

accidental death and dismemberment insurance programs available to our U.S.-based employees. The death benefits provided under the SERP and the EDCA with Messrs. Stanage and Hennemuth are described in the discussions of each agreement under “Executive Compensation – Pension Benefits in 2019,” below.

Retirement Plans in which Mr. Merlot Participates

Mr. Merlot’s retirement benefits are governed by the terms of the collective labor agreement for the Textile Industries in France and the Composites Local Company Agreement (together, the “French CLA”) and French social programs. Under the French CLA, Mr. Merlot is entitled to receive a retirement indemnity equal to four months’ salary, plus a six-month notice period (a three-month notice period if Mr. Merlot is under the age of 65) and a payment related to his non-competition obligations, unless such obligations are waived by the company upon his retirement. Mr. Merlot also receives a pension that is funded by contributions from the company and Mr. Merlot as required by French regulations.

Severance Arrangements, Including Change of Control Provisions

We have severance agreements with all of our U.S.-based named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the foregoing documents collectively as the “Severance Arrangements.”

The Severance Arrangements generally provide payments and other benefits to a U.S.-based named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement), except in circumstances related to a change in control, which are described in the next paragraph. With respect to the U.S.-based named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of (or, in the case of Mr. Stanage, equal to 1.5 times the sum of) annual base salary and average annual bonus (generally with respect to the last three annual bonus amounts paid) under the MICP, as well as continued participation in several Company health, welfare and other plans, or provision of equivalent benefits (“Continued Participation Benefits”) for one year (in the case of Mr. Stanage, 1.5 years).

If we terminate the named executive officer for any reason other than disability or cause, or the named executive officer terminates employment for good reason within two years after a “Change in Control” or during the period of a “Potential Change in Control” (each as defined in the Severance Arrangement relating to the named executive officer), we generally will provide a lump sum payment equal to 1.5 to 3 times the sum of annual base salary and average annual bonus under the MICP, as well as Continued Participation Benefits for 1.5 to 3 years.

See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for additional information.

We believe that the Severance Arrangements promote management stability and encourage our U.S.-based named executive officers to focus their attention and energies on our business during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the payments to be made under the Severance Arrangements provide some financial security to a named executive officer in the event that he or she is subject to a specified event of termination in the context of a change in control. Moreover, we believe the Severance Arrangements will facilitate a named executive officer’s support for a corporate transaction involving a change in control that is in the best interest of our stockholders, even though the transaction may have an effect on the named executive officer’s employment with us. We believe that these provisions, together with provisions calling for the lesser payments provided under the Severance Arrangements with respect to specified termination events outside of the context of a change in control, provide an important incentive for our named executive officers to remain with us.

Severance Arrangements we entered into with certain of our named executive officers through 2013 provided for a “modified gross-up.” Under the modified gross-up, subject to the exception described below, if a named executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the named executive officer. This additional payment was designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive would retain the same amount as if no excise tax

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had been imposed. However, we will not make the tax gross-up payment if the payment received in connection with the change in control is less than 110% of the amount that would not be subject to the excise tax; in that case, the payment to the named executive officer will be reduced to the extent necessary to avoid imposition of the excise tax.

Messrs. Stanage and Hennemuth previously entered into Severance Arrangements with us that provided for a modified gross-up. However, effective in 2014, Mr. Stanage relinquished his right to a modified gross-up. Mr. Hennemuth continues to have a Severance Arrangement that provides a modified gross-up.

We have determined that no newly hired or promoted executive will be eligible for tax gross-up payments in connection with our change in control arrangements. Accordingly, Severance Arrangements we entered into in October 2017 with our other U.S.-based executive officers, as amended, do not provide for such payments.

Accelerated Vesting of Equity Awards in Connection with a Change in Control

Our equity awards provide that they will vest upon a change in control. This is a so-called “single trigger” vesting provision, in contrast to the “double trigger” provision applicable in our Severance Arrangements, which generally require both a change in control as well as a specified employment termination event before payment is made.

In adopting the single trigger vesting provision for our equity awards, we considered, among other things, that because our equity awards represent a significant portion of total compensation, the single trigger would provide a strong incentive for executive retention and would provide executives with the same opportunity as stockholders to realize value in connection with the change in control. In this regard, we believe the provision will focus the attention of our executives in pursuing a transaction that is in the best interest of our stockholders.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, other officers and our directors to further align the interests of management and our directors with those of our stockholders. The ownership guidelines require stock ownership having a “target dollar value,” which consists of the value of common stock owned by the executive or director, and specified members of his or her immediate family, as described below, as a multiple of that executive’s base salary or the director’s annual cash retainer fee, as shown in the table below:

Position	Target Dollar Value (as a multiple of base salary)(1)
Chief Executive Officer	6x salary
Executive Vice Presidents	3x salary
Other Executive Officers	2x salary
Other Officers	1x salary
Directors	5x annual cash retainer fee

(1)	Target Dollar Value generally is based on the number of (i) shares of common stock and (ii) shares underlying vested RSUs with respect to which delivery of the shares has been deferred, in each case owned by (a) the executive officer or director, (b) a parent, child or grandchild of the executive officer or director or (c) a trust or other entity established for the benefit of the executive officer or director, or any of such family members if the executive officer or director maintains the power to dispose of such shares. The value is computed on the last day of each quarter, based on the closing price per share of our common stock, as reported by the NYSE.

Until the target dollar value is achieved, an executive officer must retain 50%, and a director must retain 100%, of all net shares received under any of our incentive plans or programs. “Net shares” means all shares remaining after the sale of shares by the executive officer or director to pay any taxes due with respect to the shares received and, in the case of options, the exercise price.

Once the executive or director holds the target dollar value as of the last day of a calendar quarter, he or she is deemed to be in compliance with the guidelines so long as he or she continues to hold at least the number of shares he or she held as of that date. If an executive officer is promoted, he or she must again achieve compliance with the guidelines, commencing with the last day of the calendar quarter in which the promotion occurred.

All of our named executive officers and directors, other than Ms. Lehman and Mr. Winterlich, who first became executive officers in 2017, and Ms. Suever, who first became a director in 2018, were in compliance with the guidelines as of December 31, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Insider Trading Policy expressly states that our directors, officers and employees are prohibited from engaging in “short sales” or any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, the policy prohibits pledges of Company securities.

Clawback Policy

The Hexcel Corporation Clawback Policy is designed to enable the board of directors to recover incentive compensation that is deemed received by an employee under specified circumstances that are inconsistent with the maintenance of a culture that emphasizes integrity and accountability and that reinforces our pay for performance philosophy. The policy is designed to prevent unjust enrichment based on erroneous determinations of performance or undesirable activities that may cause meaningful harm to the company or its stockholders. The policy applies to incentive-based compensation under awards granted during and after 2017.

Under the Clawback Policy, we may recover incentive-based compensation paid to an executive officer with respect to the three years preceding a year in which we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The compensation recoverable is the amount in excess of the amount that would have been payable to the executive officer under the restated financial statements. The clawback may be applied regardless of whether the executive officer was responsible for the error that led to the accounting restatement.

In addition, the policy provides for recovery, at the board’s discretion, from our current or former employees, including our executive officers, of incentive-based compensation under other specified circumstances, including:

■	a material error in the calculation of a performance measure on which incentive-based compensation was received by a current or former employee during the three fiscal years completed before the date on which the material error is discovered;

■	a current employee or former employee engaged in fraudulent or intentional misconduct that causes or might reasonably be expected to cause material reputational, financial or other harm to the company; and

■	a current or former employee has improperly or grossly negligently failed, including in a supervisory capacity, to identify, escalate, monitor or manage risks that caused or might reasonably be expected to cause material reputational, financial or other harm to the company.

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities, other than amounts with respect to the same compensation that the Chief Executive Officer or Chief Financial Officer has paid to us under Section 304 of the Sarbanes-Oxley Act of 2002.

In addition to the remedies above, our equity grants to named executive officers also include a clawback provision in the event the named executive officer violates certain obligations to us, including confidentiality, non-competition and non-solicitation obligations.

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COMPENSATION DISCUSSION AND ANALYSIS

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally places a $1 million limitation on the deductibility of compensation paid by a publicly-held company to certain of its executive officers. For tax years beginning prior to January 1, 2018 (and specified pre-existing contractual arrangements as described below), certain compensation is exempt from this deduction limitation if it meets the requirements of “performance-based compensation” under Section 162(m). In setting compensation prior to 2018, we structured our annual incentive program and stock options in a manner intended to qualify for this exemption.

As part of the TCJA, the performance-based compensation exemption under Section 162(m) was eliminated for tax years commencing after December 31, 2017. The TCJA also expanded the number of executive officers who are subject to the deductibility limit. As a result, beginning in 2018, all compensation we pay to specified executive officers is subject to the deductibility limit, subject to payments under specified pre-existing contractual arrangements as described below. Nevertheless, as was the case in previous years, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation is consistent with our compensation philosophy, described above under “Executive Compensation Overview – Our Compensation Philosophy and Principles.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

The TCJA provides that its elimination of the performance-based compensation exemption under Section 162(m) does not apply with respect to compensation under a “written binding contract” that was in effect on November 2, 2017 and is not materially modified thereafter. To the extent applicable to existing plans and awards, the company may avail itself of the transition rule. However, due to uncertainties in the interpretation and implementation of the changes to Section 162(m) under the TCJA, including the scope of the regulatory relief for these pre-existing arrangements, we can offer no assurance regarding the extent to which, if any, compensation payable in 2019 and subsequent years under pre-existing arrangements with covered employees will be deductible.

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This report is provided by the following independent directors, who comprise the committee:

Guy C. Hachey, Chair

Cynthia M. Egnotovich

Jeffrey A. Graves

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Nick L. Stanage	2019	1,016,236	2,499,999	1,499,996	1,291,636	2,367,166	147,887	8,822,920
Chairman, CEO and President	2018	986,637	2,034,891	1,220,948	1,027,878	918,365	157,843	6,346,562
	2017	957,900	1,855,926	1,113,546	1,100,723	1,725,134	150,970	6,904,199
Patrick J. Winterlich	2019	497,250	481,669	289,021	442,403	—	29,012	1,739,355
EVP and CFO	2018	425,000	371,826	223,113	287,797	—	28,209	1,335,945
	2017	341,281	112,161	67,318	252,412	—	371,436	1,144,608
Robert G. Hennemuth	2019	439,639	398,343	239,053	335,269	354,275	80,830	1,847,409
EVP, Human Resources and Communications	2018	426,834	386,751	232,078	266,806	229,298	82,785	1,624,552
	2017	414,402	375,518	225,314	285,713	278,721	81,561	1,661,229
Gail E. Lehman	2019	439,746	398,474	239,099	335,350	—	36,991	1,449,660
EVP, General Counsel and Secretary	2018	424,875	358,469	215,074	265,581	—	24,824	1,288,823
	2017	412,500	347,996	208,813	284,402	—	89,399	1,343,110
Thierry Merlot(7)	2019	398,685	1,407,509	174,498	304,037	—	90,205	2,374,934
President, Aerospace, Europe, Middle East, Africa and Asia Pacific	2018	377,021	227,689	136,660	216,029	—	83,039	1,040,438
	2017	361,920	192,203	115,350	228,735	—	80,628	978,836

(1)	Includes the aggregate grant date fair value of RSUs and PSAs granted to the named executive officer during the years indicated, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the named executive officer. The amounts included for PSAs reflect the estimate of aggregate compensation cost to be recognized over the life of the PSAs, determined as of the grant date in accordance with FASB ASC Topic 718, but without giving effect to estimated forfeitures. The value of each PSA award at the grant date, assuming that (i) the target level of performance will be achieved and (ii) the level of performance resulting in the maximum payout will be achieved, is as follows:

	2019 Amount Included in Stock Awards		2018 Amount Included in Stock Awards		2017 Amount Included in Stock Awards
	Target	Maximum	Target	Maximum	Target	Maximum
Nick L. Stanage	2,499,999	4,999,999	2,034,891	4,069,782	1,855,926	3,711,851
Patrick J. Winterlich	288,988	577,977	223,123	446,246	67,317	134,633
Robert G. Hennemuth	239,032	478,064	232,051	464,102	225,331	450,662
Gail E. Lehman	239,097	478,195	215,081	430,163	208,818	417,635
Thierry Merlot	174,455	348,910	136,641	273,282	115,342	230,684

(2)	For additional information regarding the assumptions made in calculating these amounts, see Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	Includes the aggregate grant date fair value of all NQOs granted to the named executive officer during the year indicated, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the named executive officer.

(4)	Reflects amounts earned under the MICP with respect to the indicated year.

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EXECUTIVE COMPENSATION

(5)	For each year, represents the difference between the actuarial present value of the executive’s accumulated benefit under his applicable retirement plan arrangement, as of December 31 of the indicated year and December 31 of the prior year. See “Pension Benefits in 2019” on page 44 for information regarding the pension arrangements applicable to Messrs. Stanage and Hennemuth. The 2019 actuarial present value of executive pension benefits for Messrs. Stanage and Hennemuth were affected by decreasing discount rates. The present value for Mr. Stanage was further impacted by an annually updated Internal Revenue Service mortality assumption.

These changes in present value do not directly relate to the final potential payout, and can vary significantly year-over-year based on: (i) changes in salary; (ii) other one-time adjustments to salary; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine present value of the benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit and an increase in the discount rate has the opposite effect. The amounts in this column were calculated assuming retirement at age 65, which is the normal retirement age under the relevant pension plans and arrangements. The interest rate and mortality assumptions used are consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the pension benefits table under “Pension Benefits in 2019” on page 44 for a description of the interest rate and mortality assumptions.

(6)	The amounts for our named executive officers in the “All Other Compensation Column” for 2019 include the following:

Name	Hexcel Contributions to 401(k) Retirement Savings Plan ($)	Hexcel Contributions to Non-Qualified Deferred Compensation Plan ($)	Premiums for Life Insurance ($)	Premiums for Long-Term Disability Insurance ($)	Premiums for Accidental Death and Dismemberment Insurance ($)	Perquisites Allowance(a) ($)
Nick L. Stanage	22,250	118,056	2,970	4,251	360	—
Patrick J. Winterlich	22,250	—	3,261	3,261	240	—
Robert G. Hennemuth	22,250	33,747	1,980	5,013	240	17,600
Gail E. Lehman	22,250	11,670	2,831	—	240	—
Thierry Merlot(b)	—	—	3,872	—	—	9,277

(a)	Mr. Hennemuth had a perquisites allowance that consisted of a car allowance of $12,000 and an additional amount of $5,600, which is intended to be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, and premiums for supplemental life and health insurance beyond the standard life and health insurance available to the executive. The additional amount was used by Mr. Hennemuth for supplemental life insurance. Mr. Merlot receives an automobile allowance. The other named executive officers do not receive any perquisites.

(b)	In addition to the amounts in the table, Hexcel contributed €68,714 ($77,056) to a statutory pension benefit plan for Mr. Merlot, as required under French regulations.

(7)	For Mr. Merlot, the amounts in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns are paid or determined in the local currency, euros, and converted to U.S. dollars at an exchange rate of 1.1214 dollars per euro, which is based on the exchange rate in effect as of December 31, 2019. Mr. Merlot’s salary in euros was €355,524 in 2019, his automobile allowance was €8,273, and his premiums for life insurance were €3,453.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)(4)	Underlying Options (#)(5)	Option Awards ($/Sh)	Option Awards ($)(6)
Nick L. Stanage	—	—	508,118	1,016,236	2,032,472	—	—	—	—	—	—	—
	01/28/2019	01/22/2019	—	—	—	19,066	38,133	76,266	—	—	—	2,499,999
	01/28/2019	01/22/2019	—	—	—	—	—	—	—	65,502	65.56	1,499,996
Patrick J. Winterlich	—	—	174,038	348,075	696,150	—	—	—	—	—	—	—
	01/28/2019	01/22/2019	—	—	—	2,204	4,408	8,816	—	—	—	288,988
	01/28/2019	01/22/2019	—	—	—	—	—	—	2,939	—	—	192,681
	01/28/2019	01/22/2019	—	—	—	—	—	—	—	12,621	65.56	289,021
Robert G. Hennemuth	—	—	131,892	263,784	527,568	—	—	—	—	—	—	—
	01/28/2019	01/22/2019	—	—	—	1,823	3,646	7,292	—	—	—	239,032
	01/28/2019	01/22/2019	—	—	—	—	—	—	2,430	—	—	159,311
	01/28/2019	01/22/2019	—	—	—	—	—	—	—	10,439	65.56	239,053
Gail E. Lehman	—	—	131,924	263,847	527,694	—	—	—	—	—	—	—
	01/28/2019	01/22/2019	—	—	—	1,823	3,647	7,294	—	—	—	239,097
	01/28/2019	01/22/2019	—	—	—	—	—	—	2,431	—	—	159,376
	01/28/2019	01/22/2019	—	—	—	—	—	—	—	10,441	65.56	239,099
Thierry Merlot	—	—	119,606	239,211	478,422	—	—	—	—	—	—	—
	01/28/2019	01/22/2019	—	—	—	1,330	2,661	5,322	—	—	—	174,455
	01/28/2019	01/22/2019	—	—	—	—	—	—	1,774	—	—	116,303
	01/28/2019	01/22/2019	—	—	—	—	—	—	—	7,620	65.56	174,498
	10/24/2019	10/24/2019	—	—	—	—	—	—	15,000	—	—	1,116,750

(1)	The amounts shown reflect the threshold, target and maximum payments the named executive officer was eligible to receive based on achievement with respect to performance goals under the MICP. The actual awards we paid for 2019 are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. If the threshold performance for any financial measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid. More detail concerning the 2019 MICP financial performance measures is provided on pages 25-27.

(2)	Reflects the number of shares of our common stock underlying PSAs granted under our 2013 Incentive Stock Plan (the “2013 ISP”); the PSAs will convert into shares of common stock after a three-year performance period based on the level of achievement with respect to specified performance measures. No PSAs will convert with respect to a financial measure if a threshold level of performance is not achieved. The terms of the PSAs are described in more detail on pages 29-32.

(3)	For our regular annual equity awards, the compensation committee approved a dollar value of the awards (as a percentage of salary) and the performance requirements for conversion of PSAs into shares of common stock at its meeting on January 22, 2019. In accordance with our equity grant policy, the grant date for the 2019 annual equity awards was January 28, 2019, the third trading day following the release of 2018 fourth-quarter and year-end earnings.

(4)	Reflects RSUs granted under the 2013 ISP. The RSUs granted in January 2019 generally vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date, except for the RSUs granted to Mr. Merlot, which will vest and convert at the rate of two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date. The October 2019 grant of RSUs to Mr. Merlot vests as to 50% of the RSUs on the third anniversary of the grant date, and the remaining 50% of the RSUs vest ratably on each of the fourth, fifth and sixth anniversaries of the grant date. The terms of the RSUs are described in more detail on pages 28-29.

(5)	Reflects NQOs granted under the 2013 ISP, which will vest and become exercisable at the rate of one-third of the underlying shares on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 28.

(6)	Reflects the grant date fair value of PSAs, RSUs and NQOs granted to the named executive officers in 2019, computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is equal to the amount that we will expense in our financial statements over the award’s vesting schedule, but without giving effect to estimated forfeitures. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes derived value on the grant date. For additional information on the valuation assumptions used in calculating the fair value of these instruments, see Note 12, “Stock-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts, computed in accordance with FASB ASC 718, do not necessarily correspond to the actual value that will be realized by the named executive officers.

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EXECUTIVE COMPENSATION

Description of Plan-Based Awards

All NQOs, RSUs and PSAs granted to the named executive officers in fiscal year 2019 were granted under the 2013 ISP and are governed by the terms and conditions of the 2013 ISP and the applicable award agreements. See pages 27-31 for a discussion of NQOs, RSUs and PSAs.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the named executive officers as of December 31, 2019:

			Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nick L. Stanage	01/30/2012	46,562	—		25.03	01/30/2022
	01/28/2013	41,321	—		28.27	01/28/2023
	01/28/2014	34,912	—		43.01	01/28/2024
	01/27/2015	56,578	—		43.96	01/27/2025
	01/26/2016	64,812	—		41.71	01/26/2026
	01/30/2017	40,803	20,401		50.50	01/30/2027	51,614	3,783,822	—	—
	01/29/2018	16,708	33,413		68.15	01/29/2028	—	—	30,306	2,221,733
	01/28/2019	—	65,502		65.56	01/28/2029	—	—	38,377	2,813,418
Patrick J. Winterlich	01/28/2014	2,345	—		43.01	01/28/2024
	01/27/2015	3,348	—		43.96	01/27/2025
	01/26/2016	3,413	—		41.71	01/26/2026
	01/30/2017	2,467	1,233		50.50	01/30/2027	2,173	159,303	—	—
	01/29/2018	3,054	6,105		68.15	01/29/2028	1,475	108,132	3,323	243,609
	01/28/2019	—	12,621		65.56	01/28/2029	2,957	216,778	4,436	325,203
Robert G. Hennemuth	01/28/2014	10,263	—		43.01	01/28/2024
	01/27/2015	13,355	—		43.96	01/27/2025
	01/26/2016	13,533	—		41.71	01/26/2026
	01/30/2017	8,257	4,127		50.50	01/30/2027	7,279	533,623	—	—
	01/29/2018	3,176	6,351		68.15	01/29/2028	1,535	112,531	3,456	253,359
	01/28/2019	—	10,439		65.56	01/28/2029	2,445	179,243	3,669	268,974
Gail E. Lehman	01/30/2017						6,745	494,476	—	—
	01/29/2018	2,944	5,885		68.15	01/29/2028	1,423	104,320	3,203	234,812
	01/28/2019	—	10,441		65.56	01/28/2029	2,446	179,316	3,670	269,048
Thierry Merlot	01/31/2011	8,810	—		19.02	01/31/2021
	01/30/2012	10,067	—		25.03	01/30/2022
	01/28/2014	4,192	—		43.01	01/28/2024
	01/27/2015	5,611	—		43.96	01/27/2025
	01/26/2016	5,397	—		41.71	01/26/2026
	01/30/2017	4,227	2,113		50.50	01/30/2027	3,727	273,226	—	—
	01/29/2018	1,871	3,739		68.15	01/29/2028	1,356	99,408	2,035	149,186
	01/28/2019	—	7,620		65.56	01/28/2029	1,785	130,858	2,678	196,324
	10/24/2019						15,000	1,099,650	—	—

(1)	All options listed in this table vest in equal increments on each of the first three anniversaries of the grant date and will expire on the tenth anniversary of the grant date.

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(2)	This column includes unvested RSUs granted on January 30, 2017, January 29, 2018 and January 28, 2019 under the 2013 ISP, and the number of shares of Hexcel common stock underlying PSAs granted on January 30, 2017 that were earned based on attainment, during the 2017-2019 performance period, of the applicable performance criteria for the PSAs (the “Earned Shares”). In February 2020, following the compensation committee’s certification of performance, the Earned Shares were distributed to each named executive officer as follows:
Earned Shares
Nick L. Stanage	51,614
Patrick J. Winterlich	1,871
Robert G. Hennemuth	6,265
Gail E. Lehman	5,806
Thierry Merlot	3,207

The RSUs vest and convert into shares of Hexcel common stock at the rate of one-third per year on each of the first three anniversaries of the grant date, except for grants made to Mr. Merlot. The grants to Mr. Merlot generally vest and convert into shares as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third on the third anniversary of the grant date, except for the October 2019 grant, which vests as to 50% of the RSUs on the third anniversary of the grant date, and the remaining 50% of the RSUs on each of the fourth, fifth and sixth anniversaries of the grant date. In addition, the amounts shown in the table include dividend equivalents provided with respect to the RSUs and PSAs. Dividend equivalents vest at the same time and in the same proportion as the RSUs or PSAs to which the dividend equivalents relate.

(3)	Market values were computed using a price of $73.31 per share, the closing price of Hexcel common stock on December 31, 2019, as reported by the NYSE.

(4)	This column reflects the shares that each named executive officer would receive based on the target award for the PSAs granted on January 29, 2018 and January 28, 2019. If the PSA awards were to pay out at maximum, the number of shares (and market value of such shares) outstanding as of December 31, 2019 with respect to unvested PSAs granted on January 29, 2018 and January 28, 2019, respectively, would be for Mr. Stanage: 59,718 shares ($4,377,927) and 76,266 shares ($5,591,060); for Mr. Winterlich: 6,548 shares ($480,034) and 8,816 shares ($646,301); for Mr. Hennemuth: 6,810 shares ($499,241) and 7,292 shares ($534,577); for Ms. Lehman: 6,312 shares ($462,733) and 7,294 shares ($534,723); and for Mr. Merlot: 4,010 shares ($293,973) and 5,322 shares ($390,156). Each named executive officer will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSAs are attained. Any such shares into which the PSAs will convert will be received by the named executive officer in early 2021 for the PSAs granted in 2018 and early 2022 for the PSAs granted in 2019. The number of PSAs shown in the table include dividend equivalents provided with respect to PSAs, which are converted into shares of Hexcel common stock in the same proportion as the initially granted PSAs are converted into shares.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards(2)
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on	Acquired	on
	on Exercise	Exercise(1)	on Vesting	Vesting
Name	(#)	($)	(#)	($)(3)
Nick L. Stanage	57,068	3,781,845	44,960	2,765,040
Patrick J. Winterlich	—	—	6,164	400,551
Robert G. Hennemuth	37,544	2,146,161	8,553	541,008
Gail E. Lehman	11,477	265,578	1,638	109,977
Thierry Merlot	16,100	980,410	2,254	138,669

(1)	The value realized is equal to the difference between the closing price per share of our common stock, as reported by the NYSE on the date of exercise, and the exercise price, multiplied by the number of shares underlying the options.

(2)	Reflects RSUs and PSAs that vested during 2019, including one-third of the RSUs granted in each of 2016, 2017 and 2018 and the PSAs granted in 2016. RSUs vest in equal increments on the first three anniversaries of the grant date, except for grants made to Mr. Merlot, which generally vest as to two-thirds of the underlying shares on the second anniversary of the grant date and the remaining one-third of the underlying shares on the third anniversary of the grant date. The October 2019 grant to Mr. Merlot vests as to 50% of the RSUs on the third anniversary of the grant date, and the remaining 50% of the RSUs on each of the fourth, fifth and sixth anniversaries of the grant date. The PSAs vested in 2019 based on the level of achievement with respect to specified performance measures for the 2016-2018 performance period. The number of shares acquired on vesting of the RSUs and PSAs include dividend equivalents that vested in the same proportion as the RSUs or PSAs to which they relate, as applicable.

(3)	The value realized is equal to the closing price per share of our common stock, as reported by the NYSE on the vesting date, multiplied by the number of RSUs or PSAs vested.

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EXECUTIVE COMPENSATION

Pension Benefits in 2019

Messrs. Stanage and Hennemuth participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreement with Mr. Stanage

We have entered into a SERP with Mr. Stanage. The SERP provides for a retirement benefit intended to supplement Mr. Stanage’s retirement income from our 401(k) Plan and NDCP (described on page 33). The SERP includes the following provisions:

■	Upon Mr. Stanage’s retirement on or after his 65th birthday, he will receive a lump sum equal to the actuarial present value of the “Normal Retirement Benefit,” subject to a reduction to reflect the additional actuarial cost of Mr. Stanage’s benefit election for his designated beneficiary in the event he dies before receiving any benefits under the SERP, as described below, versus the default election available under the SERP (the “Survivor Benefit Adjustment”). The SERP generally defines the “Normal Retirement Benefit” as a monthly benefit starting on the first of the month after his employment terminates and ending with the payment for the month in which his death occurs or, if later, after payment of 120 such payments (with any such payments after his death made to his beneficiary or his estate) in an amount equal to (a) the product of his “Final Average Pay” and the “Benefit Percentage” less (b) all contributions made by us for his account under our 401(k) Plan.

■	“Final Average Pay” generally equals Mr. Stanage’s average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and amounts earned under all management incentive or other bonus plans in which he participates. Any incentive pay or other bonus is deemed to be earned ratably over the period for which it was earned.

■	The “Benefit Percentage” is 7/30 of 1% for each month of service, but will not increase further once Mr. Stanage reaches age 65.

■	Contributions made by us for Mr. Stanage’s account under our 401(k) Plan are expressed as a monthly amount in the form of an actuarial equivalent 50% joint and survivor annuity with 120 months of guaranteed payments starting at the date Mr. Stanage attains age 65, and assuming that our contributions earn interest at the rate of 6% from the date of the contribution until the date it is actually paid to Mr. Stanage.

■	If Mr. Stanage’s employment terminates prior to age 65 (early retirement), he will receive a lump sum equal to the actuarial present value of the “Early Retirement Benefit,” subject to the Survivor Benefit Adjustment. The SERP generally defines the “Early Retirement Benefit” as a monthly benefit starting on the first day of the month after the month in which his employment terminates and ending with the payment for the month in which his death occurs or, if later, after the payment of 120 such payments (with any such payments after his death made to his beneficiary or his estate), in an amount equal to the product of his Final Average Pay and the Benefit Percentage less any contributions made by us for his account under our 401(k) Plan, and reduced by 1/4% per payment for each full calendar month by which the commencement of the Early Retirement Benefit precedes Mr. Stanage’s attainment of age 65.

■	Pursuant to his election, if Mr. Stanage dies before receiving any benefits under the SERP, his designated beneficiary will receive a lump sum equal to the lump sum Mr. Stanage would have received under the SERP had he terminated his employment on the day preceding his death (the “Survivor Benefit”). Mr. Stanage has several alternative Survivor Benefit elections under the SERP, subject to provisions addressing the timing and effectiveness of an election and, except in the case of the default election described below, the Survivor Benefit Adjustment. In lieu of Mr. Stanage’s current election, Mr. Stanage may elect for his designated beneficiary to receive any of the following, which will take effect twelve months after the date on which it is made:

■	A lump sum that is the actuarial equivalent to the “Pre-Retirement Survivor Benefit,” defined as a monthly benefit, starting on the first day of the month following the month in which he dies and ending with the month in which his designated beneficiary dies, that is equal to 50% of the monthly benefit Mr. Stanage would have received had he terminated employment on the day prior to his death and commenced receiving benefits in the form of a 50% joint and survivor annuity. As this is the default election under the SERP, no additional actuarial cost would accrue against Mr. Stanage’s benefit post-effectiveness of this election.

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■	A lump sum that is the actuarial equivalent to the Pre-Retirement Survivor Benefit, but in lieu of 50%, either 75% or 100% of the monthly benefit Mr. Stanage would have received had he terminated employment on the day prior to his death and commenced receiving benefits in the form of a corresponding 75% or 100% joint and survivor annuity.

■	Upon certain other types of termination, or permitted elections, the amount and form of benefit are different:

■	Termination for cause – no benefits are payable.

■	Termination without cause or by Mr. Stanage for good reason (i) within two years after a change in control (as defined in the SERP), (ii) during the period of a potential change in control, or (iii) at the request of a person who takes action to cause a change in control – a lump sum payment computed in the same manner as the “Early Retirement Benefit,” including the Survivor Benefit Adjustment, except that 24 months of service (or, if less, the number of months preceding Mr. Stanage’s 65th birthday) are added for purposes of computing the Benefit Percentage. A “potential change in control” exists during the period beginning at the time the company enters into an agreement that, if consummated, would result in a change in control and ending at the time such agreement results in a change in control or becomes of no further force or effect.

■	Termination without cause or by Mr. Stanage for good reason (in each case other than in connection with the events described in (i), (ii) and (iii) of the preceding paragraph) – a lump sum payment computed in the same manner as the “Early Retirement Benefit,” including the Survivor Benefit Adjustment, except that twelve months of service (or, if less, the number of months preceding Mr. Stanage’s 65th birthday) are added for purposes of computing the Benefit Percentage.

■	Termination due to disability – a lump sum payment computed in the same manner as the “Early Retirement Benefit,” including the Survivor Benefit Adjustment, but without any actuarial or other reduction to reflect commencement of payment before Mr. Stanage reaches age 65.

The enhanced benefits that would be payable if the termination events (other than termination for cause) occurred on December 31, 2019 are quantified in the table on page 53.

The SERP generally provides to Mr. Stanage the ability to irrevocably elect to receive, in lieu of a lump sum payment with regard to a benefit described above, a monthly payment of such benefit, which will take effect twelve months after the date on which such election is made. If he makes such an election, except with respect to the Survivor Benefit, the monthly benefit will start on the first of the month after the fifth anniversary of the date on which his employment terminates, and the amount of the monthly benefit will be actuarially adjusted to take into account that the first payment of the applicable benefit will not take place until the fifth anniversary of the date on which his employment terminates.

Retirement Agreement with Mr. Hennemuth

We have entered into an EDCA with Mr. Hennemuth. The EDCA is a non-qualified, unfunded supplemental pension plan that, in accordance with certain irrevocable elections made by Mr. Hennemuth, provides for a lump sum payment consisting of two components: (i) a consulting and retirement income payment component and (ii) an insurance benefits component.

Consulting and Retirement Income Payment

■	The consulting and retirement income component is based on the amount of Mr. Hennemuth’s accrued benefit under the EDCA, which is equal to 1.5% of Mr. Hennemuth’s aggregate salary and incentive cash bonuses earned while employed by us from March 20, 2006 until termination of his employment.

■	If Mr. Hennemuth retires or otherwise ceases to be employed by us on or after his 65th birthday, he will be entitled to receive, as part of his lump sum payment, the actuarial present value of monthly payments equal to 1/12 of his accrued benefit, commencing in the calendar month following his retirement and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

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EXECUTIVE COMPENSATION

■	If Mr. Hennemuth’s employment terminates prior to age 65, he will be entitled to receive, as part of his lump sum payment, an early retirement benefit equal to the actuarial present value of monthly payments (taking into account a reduction to reflect commencement of such payments prior to his 65th birthday) equal to 1/12 of his accrued benefit, commencing in the calendar month following his termination of employment and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

■	If Mr. Hennemuth dies prior to his 65th birthday and prior to receiving his lump sum payment under the EDCA, a lump sum payment will be payable to his beneficiary in an amount equivalent to the actuarial present value of a monthly pension for the balance of the beneficiary’s life that is based on the actuarial equivalent of the early retirement benefit that Mr. Hennemuth would been entitled to receive had he retired immediately prior to his death.

■	Upon a change in control, Mr. Hennemuth will be entitled to receive, as part of his lump sum payment, the actuarial present value of monthly payments equal to 1/12 of his accrued benefit, commencing the month following the change in control and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

Insurance Benefits

■	The insurance benefits include (i) life insurance benefits and (ii) medical and dental insurance benefits. The insurance benefits are payable in a lump sum equal to the actuarial present value, determined as of the time of Mr. Hennemuth’s retirement or termination of employment, of the insurance benefits, calculated as set forth below, and payable commencing in the calendar month following his termination of employment and continuing until the later of completion of the 120th monthly payment or the payment for the month in which he dies.

■	Life insurance benefits –The life insurance benefits consist of the following amounts:

■	For the period following termination of Mr. Hennemuth’s employment with Hexcel and prior to his 65th birthday, life insurance in an amount equal to the lesser of (i) two times the present value of Mr. Hennemuth’s accrued benefit and (ii) the amount of life insurance on Mr. Hennemuth in effect at the time of his termination of employment.

■	For the period from Mr. Hennemuth’s 65th but only until his 75th birthday, the lesser of (i) the present value of Mr. Hennemuth’s accrued benefit and (ii) the amount of life insurance on Mr. Hennemuth in effect at the time of his retirement or other termination.

■	Medical and dental insurance benefits – These benefits are based on the assumed continuation of Mr. Hennemuth’s medical and dental insurance coverage in effect at the time his employment terminates from the time of termination of employment until he reaches age 75.

Notwithstanding the foregoing payment provisions, upon termination for cause, no benefits are payable.

The EDCA contains the following additional provisions:

■	Mr. Hennemuth is required to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment.

■	Mr. Hennemuth has agreed in the EDCA not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us (or, if earlier, at such time as he no longer receives any benefits under the EDCA), unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

Pension Benefits Table

The table below shows the present value, as of December 31, 2019, of accumulated benefits payable to Messrs. Stanage and Hennemuth (the only U.S. based named executive officers covered by defined benefit retirement arrangements) upon their retirement, as well as the number of years of service credited under their respective retirement arrangements. Mr. Merlot is eligible to receive a pension that is funded by our contributions and by Mr. Merlot, the value of which will be determined in accordance with French regulations at the time of his retirement.

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		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Nick L. Stanage	Supplemental Executive Retirement Agreement	10.17	10,755,127	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	13.75	2,697,102	0

(1)	The amounts in this column were calculated assuming retirement at age 65, the normal retirement age under the relevant retirement arrangement, and using interest rate and mortality assumptions consistent with those used in the preparation of our financial statements. See Note 7, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, for a description of these interest rate and mortality assumptions.

These amounts represent the amounts required to be disclosed by SEC rules and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65, and reflect the following discount rates used to determine the present value of the lump sum payable at age 65: Mr. Stanage 2.10% and Mr. Hennemuth 2.80%. These rates are consistent with those used for purposes of pension calculations in our financial statements. See footnote 5 to the Summary Compensation Table on page 39 for a description of factors affecting the difference between the actuarial present value of the executive’s accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year.

Non-Qualified Deferred Compensation in 2019

Under the NDCP, eligible U.S. employees, including our U.S. named executive officers, may defer amounts of their cash compensation in excess of IRS limits applicable to our 401(k) Plan, referred to below as “excess compensation.” We match 50% of a participant’s contributions to the NDCP, up to 6% of the participant’s excess compensation. We also provide the same fixed and profit-sharing contributions with respect to such excess contributions on the same basis as provided under our 401(k) Plan. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements—Hexcel Corporation 401(k) Retirement Savings Plan” for additional information. All participant and Hexcel contributions are fully vested at all times.

Amounts credited to a participant’s account may be invested in a number of funds based upon the funds available under our 401(k) Plan, other than the Hexcel stock fund.

Messrs. Stanage and Hennemuth and Ms. Lehman participated in the NDCP in 2019. Mr. Winterlich did not participate in the NDCP in 2019. Mr. Merlot is not eligible to participate in the NDCP because he is not a U.S. employee.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	at Last Fiscal
Name	Year($)	Year($)(1)	Year($)(2)	Year-End($)(3)
Nick L. Stanage	62,929	118,056	56,007	1,382,021
Patrick J. Winterlich	—	—	—	—
Robert G. Hennemuth	27,224	33,747	12,604	581,446
Gail E. Lehman	27,231	11,670	294	39,194

(1)	The amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table on page 39.

(2)	The aggregate annual earnings in 2019 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)	For Messrs. Stanage and Hennemuth, the amount in this column includes aggregate contributions, if any, by Messrs. Stanage and Hennemuth, as applicable, and the company to the NDCP that were reported as compensation in the Summary Compensation Table in previous years: Mr. Stanage, $940,888; and Mr. Hennemuth, $460,754.

Potential Payments Upon Termination or Change in Control

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2019. The information in this section does not include information related to:

■	distributions under the NDCP. See “Non-Qualified Deferred Compensation in 2019.”

■	RSUs, PSAs and shares underlying stock options that vested prior to the termination event.

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■	short-term incentive payments that would not be increased due to the termination event.

■	distributions to Mr. Stanage under the SERP other than incremental payments payable to Mr. Stanage that are addressed below. See “Pension Benefits in 2019—Supplemental Executive Retirement Agreement with Mr. Stanage.”

■	distributions to Mr. Hennemuth under the EDCA. See “Pension Benefits in 2019—Retirement Agreement with Mr. Hennemuth.”

■	other payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) Plan.

We have severance agreements with all of our U.S. named executive officers other than Mr. Stanage, whose severance terms are governed by our Executive Severance Policy, coupled with certain terms set forth in his offer of employment letter. We refer to all of the documents collectively as the “Severance Arrangements.” The Severance Arrangements are described below.

The Severance Arrangements generally provide payments and other benefits to a named executive officer if we terminate his or her employment for any reason other than disability or “cause” (as defined in the Severance Arrangement related to the named executive officer) or if he or she terminates employment for “good reason” (also as defined in such Severance Arrangement). In circumstances related to a “change in control” or a “potential change in control” (each as defined in such Severance Arrangement) the payments are enhanced. With respect to the named executive officers, such payments and other benefits generally include a lump sum payment equal to the sum of, or a multiple of the sum of, annual base salary and average bonus under the MICP, as well as continued participation in all medical, dental, life insurance and other welfare and perquisite plans and programs in which the executive was participating on the date of termination (“Continued Participation Benefits”) for a specified period of time. These payments are further described below.

Executive Severance Policy

The compensation committee maintains an Executive Severance Policy that applies to any executive employee of the company who has received an offer letter of employment from the company that expressly extends the provisions of the policy to such executive. Currently, Mr. Stanage is the only named executive officer subject to the policy.

As applied to Mr. Stanage, the policy provides that, among other things:

■	upon termination due to Mr. Stanage’s death, his legal representative will receive a pro rata portion of Mr. Stanage’s annual bonus, based on the portion of the year that elapsed prior to his death (the “pro-rata bonus”).

■	upon termination due to Mr. Stanage’s disability, he will receive the pro-rata bonus and disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the company.

■	upon termination of Mr. Stanage by the company other than for disability or cause, or upon his resignation for good reason, other than in relation to a change in control, he will receive:

■	the pro-rata bonus;

■	a cash lump sum equal to one and one-half times the sum of his annual base salary and one and one-half times the average of the last three annual bonus amounts awarded to him for the last three plan years completed prior to the termination date; and

■	Continued Participation Benefits for one and one-half years following the termination date.

■	upon termination of Mr. Stanage by the company other than for disability or cause, or upon Mr. Stanage’s termination for good reason, in each case during a “potential change in control” (as defined in the policy) or within two years after a change in control, he will receive two and one-half times the lump sum payment described above and the Continued Participation Benefits for two and one-half years. He also will receive these benefits if, during a potential change in control, we terminate Mr. Stanage at the request of a person who takes any action designed to cause a change in control.

48	HEXCEL CORPORATION | 2020 Proxy Statement

EXECUTIVE COMPENSATION

The compensation committee may amend or terminate the policy in its discretion, but no amendment or termination can adversely affect a covered executive’s vested rights and no amendment or termination can become effective as to an executive earlier than the later of one year after written notice is delivered to such executive or two years after the occurrence of a change in control.

The Executive Severance Policy does not provide for a tax gross-up with respect to excise taxes incurred under Section 280G and Section 4999 of the Internal Revenue Code in connection with a change in control.

Mr. Stanage has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of 18 months following the termination of his employment. This includes, for example, any situation in which Mr. Stanage is an employee of or consultant to, or owner of a business. If Mr. Stanage’s termination is in connection with a change in control for which Mr. Stanage receives enhanced severance payments, the period is extended to 30 months. However, this restriction would not apply if Mr. Stanage’s duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Stanage also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information and processes, technologies, designs and inventions.

Severance Agreements

We have entered into executive severance agreements with each of Messrs. Winterlich and Hennemuth and Ms. Lehman that provide for us to make certain payments to the named executive officer upon termination of employment under specified circumstances. In particular:

■	if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, other than in relation to a change in control, the executive will receive:

■	a lump sum payment equal to the sum of the executive’s then current base salary and average MICP award over the prior three years;

■	Continued Participation Benefits for one year; and

■	the executive may receive an MICP award prorated for the portion of the year during which the executive was employed prior to termination, if such award is payable under the terms of the MICP.

■	in the event that we terminate the executive for any reason other than for disability or cause, or if the executive terminates his or her employment for good reason, in each case during a period of a “potential change in control” (as defined in the executive severance agreement) or within two years after a change in control, or if, during a potential change in control, we terminate the executive at the request of a person who takes any action designed to cause a change in control, the executive will receive the same payments and benefits as described above except that:

■	for Mr. Hennemuth, the lump sum payment will be equal to three times the sum described above and for Mr. Winterlich and Ms. Lehman, the lump sum payment will be equal to two times the sum described above;

■	for Mr. Hennemuth, the period of Continued Participation Benefits will be three years instead of one, and for Mr. Winterlich and Ms. Lehman, the period of Continued Participation Benefits will be two years instead of one; and

■	Mr. Hennemuth also will be entitled to receive a gross-up payment for any excise tax incurred under Section 280G and Section 4999 of the Internal Revenue Code, but only if the total “parachute payments” exceed his untaxed safe harbor amount by 10% or more. We have agreed to reimburse Mr. Hennemuth for the excise tax as well as any income tax and excise tax payable by Mr. Hennemuth as a result of any reimbursements for the excise tax.

■	in the event of termination due to death or disability, the executive will receive an MICP award prorated for the portion of the year he or she was employed.

In consideration for these payments, the executive has agreed to a non-competition covenant for one year following termination of employment or, in the case of Mr. Hennemuth, three years following a termination in connection with a change in control, and, in the case of Mr. Winterlich and Ms. Lehman, two years following a termination in

HEXCEL CORPORATION | 2020 Proxy Statement	49

EXECUTIVE COMPENSATION

connection with a change in control. Each executive severance agreement annually renews automatically unless we notify the applicable executive of our intention not to renew, in which case the agreement will terminate one year following such notification.

Mr. Merlot’s severance benefits are determined by the French CLA. Pursuant to the French CLA, Mr. Merlot is entitled to receive the following upon termination of his employment:

■	up to 20 times the average monthly compensation paid (based on the 12 months prior to termination), including bonus payments;

■	a notice period payment approximately equal to three times the compensation he received the month prior to termination; and

■	a non-competition payment equal to 12 months’ average salary for the prior 12 months, including bonus payments (unless we waive his non-competition obligations).

Retirement Agreement with Mr. Stanage

As described on pages 44-45, the SERP that we entered into with Mr. Stanage provides for enhanced benefits upon our termination of him without cause, termination by Mr. Stanage for good reason or our termination of him without cause, or termination by Mr. Stanage for good reason during a potential change in control or within two years following a change in control, and in connection with a potential change in control, if we terminate Mr. Stanage at the request of a person who takes any action designed to cause a change in control.

Equity Awards

Each of our named executive officers hold outstanding NQOs, RSUs and PSAs. Upon termination of employment of a named executive officer, the treatment of the equity award depends on the nature of the termination. The following is a description of the treatment of a named executive officer’s equity awards upon each different type of termination and upon a change in control under the terms of the applicable award agreement.

NQOs

■	Voluntary departure or termination without cause – the named executive officer has 90 days to exercise the NQO to the extent vested; to the extent not vested, the NQO terminates.

■	Disability/Death – all NQOs immediately vest and remain exercisable for one year.

■	Retirement – any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the named executive officer has five years from the date of retirement to exercise the NQOs (but in no event can the named executive officer exercise an NQO after the expiration of the ten-year term of the NQO).

■	Termination for Cause – all NQOs are forfeited.

■	Change in Control – all NQOs (including NQOs held by a named executive officer who retired prior to the change in control) immediately vest, and if the named executive officer is terminated without cause or terminates his or her employment for good reason within two years after the change in control, the NQOs, to the extent they remain outstanding following the change in control, remain exercisable for two years.

RSUs

■	Voluntary departure or termination with or without cause – all RSUs are forfeited.

■	Disability/Death – all RSUs immediately vest and convert to common stock.

■	Retirement – all RSUs continue to vest on the schedule set forth in the RSU agreement. If the named executive officer dies prior to the third anniversary of the grant date, all RSUs immediately vest and convert to common stock.

■	Change in Control – all RSUs immediately vest and convert to common stock.

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EXECUTIVE COMPENSATION

PSAs

■	Termination for cause – the entire award is forfeited.

■	Termination by the company without cause, or due to disability or death, or by the named executive officer for good reason – the named executive officer is entitled to a pro rata award of common stock based on the portion of the performance period for which he or she was employed, and also based on the extent to which the performance target is attained.

■	Retirement – the named executive officer is entitled to receive the full award of common stock for the performance period, in each case determined based on the actual level of attainment of the applicable performance goal.

■	Change in Control – the award is paid out immediately, based on target performance.

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he or she is age 65 or age 55 with five or more years of service with us.

Our agreements relating to NQOs, RSUs and PSAs generally require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-competition provision is substantially similar to that contained in the Severance Arrangements of our named executive officers described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee must deliver to the company the number of shares the employee received during the 180-day period immediately prior to the breach of the non-competition requirement, and if the employee sold any shares during this 180-day period, then the employee must deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued, including terms that cover other possible grounds for forfeiture or recoupment of payments and gains, and terms under the plans providing for adjustments by the compensation committee upon specified events affecting the company.

Change in Control; Potential Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

■	the acquisition by any person of 50% or more of our common stock;

■	the acquisition by any person of 40% or more of our common stock within a 12-month period;

■	a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were board approved replacements of the existing directors; or

■	a merger of Hexcel or a sale of all or substantially all of the assets of Hexcel, unless (i) more than 50% of the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction,

However, an event that does not constitute a change in the ownership of Hexcel, a change in the effective control of Hexcel, or a change in the ownership of a substantial portion of Hexcel’s assets, each as defined in Section 409A of the Internal Revenue Code, will not constitute a “Change in Control.”

A “Potential Change in Control,” as defined in the Severance Arrangements, exists during the period commencing at the time the company enters into an agreement that, if consummated, would result in a Change in Control and ends at the time such agreement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

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EXECUTIVE COMPENSATION

“Good reason” generally is defined in our Executive Severance Policy (applicable to Mr. Stanage) and Mr. Hennemuth’s severance agreement to mean:

■	A 10% (in the case of Mr. Stanage) or a material (in the case of Mr. Hennemuth) reduction in the executive’s base salary;

■	A material diminution in the executive’s position, duties, responsibilities or authority;

■	Failure by us to continue any compensation plan in which the executive participates that is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value;

■	Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least 20 paid vacation days per year (or more if the executive is entitled to more under our vacation policy);

■	Failure to provide facilities or services which are reasonably necessary for the executive’s position;

■	Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement or failure by us to remain liable to the executive after such assumption;

■	Any termination by us of the executive’s employment that is not effected pursuant to a notice that complies with the applicable severance arrangement;

■	With respect to Mr. Hennemuth only, the relocation of his principal place of employment to a location more than 50 miles from his place of employment as of the date of his agreement; or

■	Willful failure to pay the executive any portion of his compensation within a specified number of days after such compensation is due.

Mr. Winterlich’s and Ms. Lehman’s severance agreements generally define “good reason” as a 10% reduction in “Total Direct Compensation” (base salary, annual target under the MICP, and grant date value of an annual equity award under our incentive stock plan).

“Cause” is generally defined in our plans and agreements applicable to named executive officers to mean (i) the willful and continued failure by the named executive officer to substantially perform his or her duties after we have notified the executive in writing of the nonperformance or (ii) the willful engagement by the named executive officer in misconduct that materially harms us. Before we can terminate a named executive officer for cause, our board must give the named executive officer notice describing the reasons we intend to terminate the named executive for cause and must pass a resolution approved by at least two-thirds of the board determining that the named executive officer is guilty of the improper conduct, and must provide the named executive officer with the opportunity to be heard before the board with counsel present.

52	HEXCEL CORPORATION | 2020 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments and Benefits Upon Termination of Employment on December 31, 2019

The table below describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or a change in control (including a “potential change in control”) on December 31, 2019, exclusive of items described in the introductory paragraph of this section. However, such payments generally would not be provided in connection with a termination for cause.

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change in control without a subsequent termination, except for vesting and conversion of the equity awards for all named executive officers (and the related values) reflected below.

				Accelerated
				Vesting of
	Cash	Incremental		Equity Awards
	Severance/	Benefit		(value based	Total
	Payment	under	Benefits	on 12/31/2019	Termination
	at Death	SERP	Continuation	share price)	Benefits
	($)(1)	($)(2)	($)(3)	($)(4)	($)
Nick L. Stanage
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	4,312,630	1,321,636	23,204	—	5,657,470
Involuntary or good reason termination after change in control	5,390,788	2,643,272	38,673	—	8,072,733
Death	3,000,000	—	—	—	3,000,000
Disability	—	1,044,821	—	—	1,044,821
Patrick J. Winterlich
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	824,787	—	15,469	370,846	1,211,102
Involuntary or good reason termination after change in control	1,649,575	—	30,938	1,173,470	2,853,983
Death	2,500,000	—	—	875,453	3,375,453
Disability	—	—	—	875,453	875,453
Robert G. Hennemuth
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	735,568	—	10,840	—	746,408
Involuntary or good reason termination after change in control	2,206,705	—	32,519	—	2,239,224
Death	2,471,137	—	—	—	2,471,137
Disability	—	—	—	—	—
Gail E. Lehman
Voluntary retirement	—	—	—	—	—
Involuntary or good reason termination	709,665	—	14,869	460,707	1,185,241
Involuntary or good reason termination after change in control	1,419,331	—	29,738	1,265,576	2,714,645
Death	2,480,422	—	—	924,561	3,404,983
Disability	—	—	—	924,561	924,561

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EXECUTIVE COMPENSATION

Accelerated
Vesting of
	Cash			Equity Awards
	Severance/	Non-		(value based	Total
	Payment	Competition	Benefits	on 12/31/2019	Termination
	at Death	Payment	Continuation	share price)	Benefits
	($)(1)	($)(5)	($)(3)	($)(4)	($)
Thierry Merlot(6)
Voluntary retirement(7)	—	—	—	—	—
Involuntary termination(8)	1,118,319	611,189	—	—	1,729,508
Involuntary termination after change in control(8)	1,118,319	611,189	—	1,099,650	2,829,158
Death(9)	—	—	—	—	—
Disability(9)	—	—	—	—	—

(1)	Involuntary or good reason termination, with or without a change in control. For all named executive officers, represents the lump sum cash payment that would have been paid to the executive under the Executive Severance Policy, in the case of Mr. Stanage, an executive severance agreement, in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth, or the French CLA, in the case of Mr. Merlot.

Death. Represents the death benefit (assuming accidental death of the named executive officer) that would have been paid under agreements with Messrs. Stanage and Hennemuth and our executive life insurance and accidental death and dismemberment insurance policies. The death benefit disclosed for Messrs. Stanage and Winterlich and Ms. Lehman would have been paid by the insurers under our executive life insurance and accidental death and dismemberment insurance policies. For Mr. Hennemuth’s death benefit, $2,000,000 would have been paid by our insurers, with the remainder paid by the company pursuant to our agreement with Mr. Hennemuth.

(2)	For all named executive officers, represents the difference between (i) the actual lump sum the named executive officer would have received upon the indicated type of termination on December 31, 2019, and (ii) the lump sum the named executive officer would have received had he or she voluntarily terminated his or her employment on December 31, 2019. Mr. Hennemuth would not receive an enhancement to his EDCA benefits as a result of any type of termination of employment or a change in control. Under the French CLA, Mr. Merlot does not receive any enhanced benefits as a result of any type of termination of employment or change in control other than an involuntary dismissal as indicated in the table entries respecting his involuntary termination.

(3)	Represents Hexcel’s share of the value of welfare/medical benefits for (i) one and one-half years (in the case of Mr. Stanage) or one year (in the case of Ms. Lehman and Messrs. Winterlich and Hennemuth), upon involuntary or good reason termination without a change in control, and (ii) two and one-half years (in the case of Mr. Stanage), two years (in the case of Ms. Lehman and Mr. Winterlich), or three years (in the case of Mr. Hennemuth), in the event of involuntary or good reason termination following a change in control. Mr. Merlot does not receive any additional welfare/medical benefits in the event of any type of termination; however, he is entitled to benefits under the French CLA and unemployment insurance benefits. These benefits are paid by the French government and not by the company.

(4)	Reflects the value of equity awards that were unvested on December 31, 2019, and that would have vested as a result of the indicated type of termination of employment of the named executive officer. The value of annual equity awards is not included for Messrs. Stanage, Hennemuth or Merlot because each of them was retirement eligible under the terms of the equity awards on December 31, 2019 and could have received the equity award immediately or in accordance with the schedule set forth in the applicable award agreement after retirement. For Mr. Merlot, reflects the value of his October 2019 retention RSU grant that would have vested as a result of the indicated type of termination of employment.

(5)	Assumes that the company will provide a payment to Mr. Merlot in respect of his not competing with the company for a period of one year following employment termination. We may elect to release Mr. Merlot from the non-competition obligation, in which case no payment would be due to him.

(6)	For Mr. Merlot, the amounts in this chart are paid or determined in the local currency, the euro, and converted to U.S. dollars at an exchange rate of 1.1214 dollars per euro, which is based on the exchange rate in effect as of December 31, 2019.

(7)	Mr. Merlot is not retirement eligible under the French CLA.

(8)	Represents the payment upon dismissal due to Mr. Merlot under the French CLA.

(9)	Mr. Merlot does not receive any additional benefits upon death or disability beyond the coverage provided by the French CLA or French insurance, which benefits are not paid by the company.

54	HEXCEL CORPORATION | 2020 Proxy Statement

PROPOSAL 2—ADVISORY APPROVAL OF THE COMPANY’S 2019 EXECUTIVE COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation provided to our named executive officers for 2019 as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The company’s executive compensation program and compensation paid to the named executive officers are described on pages 19-54 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company’s circumstances and to promote our compensation philosophy, which is to deliver pay for performance that creates sustainable value for our stockholders. We currently hold our advisory stockholder vote with respect to named executive officer compensation every year, pursuant to the stockholders’ advisory approval of an annual frequency for such vote at the 2017 Annual Meeting of Stockholders, which was accepted by the board. We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2023 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

Accordingly, the board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, and the compensation tables and related material included in the proxy statement for the 2020 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S 2019 EXECUTIVE COMPENSATION.

HEXCEL CORPORATION | 2020 Proxy Statement	55

CEO PAY RATIO

As required by SEC regulations, we are providing the following pay ratio information with respect to our last completed fiscal year, as a reasonable estimate calculated in a manner consistent with SEC regulations.

In determining the CEO pay ratio for fiscal 2019, we used the same median employee who was identified as such for purposes of our 2019 proxy statement since there was no change in our employee population or employee compensation arrangements during 2019 that we believe would significantly impact the pay ratio disclosure. As disclosed in our 2019 proxy statement, the median employee was identified from our global employee population as of December 31, 2018, based on Total Cash Compensation (consisting of base pay—including all differentials, on-call, vacation, sick and overtime pay—and annual bonus or sales incentives), with the compensation paid to non-U.S. employees converted to U.S. dollars using the applicable exchange rate in effect on December 31, 2018.

For our 2019 fiscal year, our median employee’s annual total compensation was $60,383 calculated in the same manner that we calculated the annual total compensation of our CEO as reported in the Summary Compensation Table on page 39. Our CEO’s 2019 annual total compensation was $8,822,920. Therefore, our CEO to median employee pay ratio for fiscal 2019 is 146 to 1.

56	HEXCEL CORPORATION | 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following information is provided as of December 31, 2019. All numbers in columns (a) and (c) refer to shares of Hexcel common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	1,870,249	(1)	$47.92	(2)	4,165,157	(3)
Equity compensation plans not approved by security holders	—		N/A		—
Total	1,870,249	(1)	$47.92	(2)	4,165,157	(3)

(1)	Includes 1,036,745 shares issuable upon the exercise of NQOs, 283,763 shares issuable upon the vesting and conversion of RSUs, and 549,741 shares issuable with respect to outstanding PSAs. With respect to PSAs for the 2017-2019 performance period, reflects 165,250 shares to be issued, based on the actual level of attainment of ROIC and EPS Growth (the applicable performance measures during the 2017-2019 period). See “Compensation Discussion and Analysis—2019 Compensation—Vesting of PSAs Granted in 2017” on pages 31-32 for additional information. With respect to PSAs for the 2018-2020 performance period, assumes that we will attain the maximum level of ROIC and Relative EPS Growth under the PSAs for the performance period, and with respect to the PSAs for the 2019-2021 performance period, assumes that we will attain the maximum level of ROIC and Relative EPS Growth under the PSAs for the performance period, each of which would result in the PSAs converting into the maximum number of shares of our common stock that can be awarded under the PSAs in early 2021 and 2022, respectively. To the extent that the maximum level of the performance measures is not achieved, shares that are not issuable upon conversion of the PSAs will again become available for future issuance under the 2013 ISP.

(2)	Excludes the RSUs and PSAs referred to in note 1 above because they have no exercise price.

(3)	Includes: (i) 4,101,450 shares of common stock available for future issuance under the 2013 ISP and (ii) shares of common stock available for purchase under the Hexcel Corporation 2016 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), including 63,707 shares purchased by participants in January 2020. The ESPP is currently suspended due to economic conditions resulting from the COVID-19 pandemic.

HEXCEL CORPORATION | 2020 Proxy Statement	57

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board in its oversight of the integrity of the company’s financial statements, exposure to financial risk and mitigation of those risks, compliance with legal and regulatory requirements, independent registered public accounting firm’s qualifications, independence and performance, and internal audit function. We also appoint the company’s independent registered public accounting firm, and submit our selection to the company’s stockholders for ratification. We operate under a written charter adopted and approved by the board of directors, which is available on the company’s website, www.hexcel.com.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for performing an integrated audit of the company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). Our responsibility is to monitor and review these processes.

We held eight meetings in 2019, held numerous discussions with management and met in executive session, without management, with Ernst & Young LLP, our independent registered public accounting firm for 2019. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2019 with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the PCAOB and the SEC.

Our independent registered public accounting firm also provided the written disclosures required by applicable requirements of the PCAOB, and we discussed with the independent registered public accounting firm its independence.

Based on our review and the discussions referred to above, the audit committee recommended that the board of directors include Hexcel’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Jeffrey C. Campbell, Chair

Lynn Brubaker

Cynthia M. Egnotovich

Catherine A. Suever

The Members of the Audit Committee

58	HEXCEL CORPORATION | 2020 Proxy Statement

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking stockholders to ratify the audit committee’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2020. Stockholder ratification of the appointment of EY is not required under our Certificate of Incorporation, Bylaws or otherwise, but is being submitted as a matter of good corporate practice. The audit committee is not bound by the outcome of this vote, but, if the appointment of EY is not ratified by our stockholders, the audit committee will reconsider the appointment.

EY has audited our financial statements annually since 2016. A representative of EY is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders present online at the meeting.

Fees

The following table summarizes fees incurred for professional audit services rendered by EY for the audit of the company’s annual consolidated financial statements for fiscal 2018 and fiscal 2019 and for other services rendered by EY in fiscal 2018 and fiscal 2019. The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, which may include audit services, audit-related services, tax services and other services. All services provided by EY were pre-approved by the audit committee.

	Year Ended December 31,
	2019	2018
Audit fees(1)	$2,645,000	$2,792,000
Audit-related fees(2)	—	15,000
Tax-related fees(3)	202,000	201,000
All other fees(4)	—	115,000
Total	$2,847,000	$3,123,000

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings.

(2)	Audit-related fees comprise fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements and not included in reported audit fees.

(3)	Tax-related fees are fees incurred for professional services rendered for tax planning, tax compliance and tax advice.

(4)	All other fees in 2018 primarily relate to consulting services for an enterprise risk assessment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

HEXCEL CORPORATION | 2020 Proxy Statement	59

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel will be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

■	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained if the transaction were entered into with a party other than a related person;

■	the benefits to us;

■	the availability of other sources for the product or service that is the subject of the transaction;

■	the timing of the transaction;

■	the potential impact of the transaction on a director’s independence; and

■	any other factors deemed relevant.

Merger Agreement

On January 12, 2020, we entered into the Merger Agreement with Woodward, which provided that, upon the terms and subject to the conditions set forth therein, Merger Sub, a wholly owned subsidiary of Woodward, would merge with and into Hexcel, with Hexcel surviving the Merger as a wholly owned subsidiary of Woodward. Mr. Gendron, the current Chairman of the Board, Chief Executive Officer and President of Woodward, is a member of our board of directors. On April 5, 2020, Hexcel and Woodward entered into the Termination Agreement. Mr. Gendron did not participate in the negotiations of the Merger Agreement or the Termination Agreement in his capacity as a member of our board of directors.

Compensation Committee Interlocks and Insider Participation

The compensation committee members that served during fiscal year 2019, and those that currently serve and will serve following the Annual Meeting, have no interlocking relationships required to be disclosed under SEC rules and regulations.

60	HEXCEL CORPORATION | 2020 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Based solely on a review of the copies of such reports filed and representations from our directors and executive officers, for the year ended December 31, 2019, we believe that all persons subject to these reporting requirements complied with all applicable Section 16(a) filing requirements.

HEXCEL CORPORATION | 2020 Proxy Statement	61

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for consideration by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders in accordance with their judgment on such matters.

62	HEXCEL CORPORATION | 2020 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our proxy statement and annual report for the 2021 annual meeting of stockholders must be submitted in writing to us at Hexcel Corporation, Attention: Corporate Secretary, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, must be received by us no later than December 22, 2020 and must comply in all other respects with SEC regulations relating to such inclusion.

Our Bylaws require that proposals of stockholders other than proposals submitted for inclusion in our proxy statement and proxy, and nominations for the election of directors at the 2021 annual meeting of stockholders be received by us not later than February 1, 2021, and must be accompanied by additional information specified in our Bylaws, a copy of which may be obtained upon request to our Corporate Secretary at the address provided above.

HEXCEL CORPORATION | 2020 Proxy Statement	63

ANNUAL REPORT

We will mail, without charge, upon written request from any stockholder, a copy of our Annual Report to Stockholders containing the company’s audited consolidated financial statements for the year ended December 31, 2019. Requests should be addressed to Hexcel Corporation, Attention: Vice President, Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, or by email to InvestorRelations@hexcel.com.

64	HEXCEL CORPORATION | 2020 Proxy Statement

ANNEX A

Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS:

	Year Ended December 31,
(In millions, except earnings per share)	2019	2018
GAAP net income	$306.6	$276.6
Restructuring expense(1)	—	5.4
Tax benefits(2)	(3.0)	(10.9)
Adjusted net income (Non-GAAP)	$303.6	$271.1
Diluted Shares (GAAP)	85.8	89.0
Diluted Earnings per Share (GAAP)	$3.57	$3.11
Adjusted Diluted Earnings per Share (Non-GAAP)	$3.54	$3.05

(1)	The year ended December 31, 2018 included restructuring expense for a European facility.

(2)	The year ended December 31, 2019 benefited primarily from tax credits identified during the third quarter of $3.0 million. The year ended December 31, 2018 included benefits of $4.7 million related to the release of a valuation allowance in a foreign jurisdiction and release of reserves for uncertain tax positions. The 2018 period also included benefits of $6.2 million from a tax method accounting change related to U.S. tax reform.

We believe that adjusted net income and adjusted diluted net earnings per share, each of which is a non-GAAP financial measure, is meaningful to investors because it provides a view of Hexcel with respect to ongoing operating results exclusive of items that are not indicative of our underlying core performance or business trends. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. This non-GAAP measure is not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance.

HEXCEL CORPORATION | 2020 Proxy Statement	A-1

HEXCEL CORPORATION
ATTN: KURT GODDARD
2 STAMFORD PLAZA
281 TRESSER BLVD., 16TH FLOOR
STAMFORD, CT 06901-3261

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HXL2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D14938-Z77218	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEXCEL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Nick L. Stanage	☐	☐	☐

	1b.	Joel S. Beckman	☐	☐	☐

	1c.	Jeffrey C. Campbell	☐	☐	☐

	1d.	Cynthia M. Egnotovich	☐	☐	☐

	1e.	Thomas A. Gendron	☐	☐	☐

	1f.	Jeffrey A. Graves	☐	☐	☐

	1g.	Guy C. Hachey	☐	☐	☐

	1h.	Catherine A. Suever	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory non-binding vote to approve 2019 executive compensation.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2020.	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D14939-Z77218

HEXCEL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
June 1, 2020

The undersigned stockholder of Hexcel Corporation (Hexcel) hereby appoints Nick L. Stanage, Patrick J. Winterlich and Gail E. Lehman, and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on April 15, 2020 at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/HXL2020, on June 1, 2020 at 10:30 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present and voting upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE HEXCEL CORPORATION EMPLOYEE STOCK PURCHASE PLAN AND THE 401(K) RETIREMENT SAVINGS PLAN

If you hold shares through the Hexcel Corporation Employee Stock Purchase Plan or the 401(k) Retirement Savings Plan, this proxy covers all the shares for which you have the right to give voting instructions to the custodian or trustee of the applicable plan. The vote you submit via the Internet, telephone or proxy card will serve as your voting instructions to the custodian or trustee, as applicable. To allow sufficient time for voting by your custodian or trustee, your voting instructions must be received by 10:30 a.m. eastern daylight time on May 27, 2020.

All shares of common stock for which the trustee of the 401(k) Retirement Savings Plan has not received timely instructions will be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, unless inconsistent with applicable law. All shares of common stock for which the custodian of the Employee Stock Purchase Plan has not received timely instructions will be considered not present for quorum purposes, and those shares will not be voted by the custodian.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side